SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 8, 2004

Date of Report
(Date of earliest event reported)

TeleCommunication Systems, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-30821	52-1526369

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 West Street, Annapolis, Maryland 21401
(Address of principal executive offices)                     (Zip code)

Registrant’s telephone number, including area code: (410) 263-7616

N/A

(Former Name or Former Address, if Changed Since Last Report)

Explanatory Note

     The Registrant consummated the purchase of the Enterprise Mobility Solutions division of Aether Systems, Inc (the “EMS acquisition”) on January 13, 2004. Pursuant to the EMS acquisition, the Registrant acquired the assets which now comprise its Enterprise segment. Following the EMS acquisition, the Registrant realigned its operating segments (effective January 1, 2004, which was the effective date of the EMS acquisition) to better manage its business. Prior to the EMS acquisition, the Registrant managed its business in three operating segments: Network Software, Service Bureau and Network Solutions. Subsequent to the EMS acquisition, the Registrant’s operating segments include (1) the Wireless Carrier segment, which consists principally of the previous Network Software and Service Bureau segments, and which principally includes our products and services marketed directly to wireless carriers consisting of monthly recurring E9-1-1 revenue and hosted software application offerings as well as software license and service fees, (2) the Government segment, which consists principally of the previous Network Solutions segment, and which includes the design, development, and deployment of information processing and communication systems and related services, and (3) the Enterprise segment, which offers subscriber-based services as well as software licenses and services for enterprise customers and is comprised solely of the business the Registrant acquired in the EMS acquisition.

     This Current Report on Form 8-K restates certain portions of the Registrant’s Annual Report of Form 10-K for the fiscal year ended December 31, 2003 (including Item 1, “Business,” Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements contained in that report) in order to reflect the realignment of operating segments as discussed above.

Item 8.01. Other Events.

Item 1. Business

Overview

     TeleCommunication Systems, Inc. applies highly reliable wireless data communications technology to solutions for customers.

     We are a Maryland corporation founded in 1987. Our headquarters are located at 275 West Street, Annapolis, Maryland 21401. Our telephone number is (410) 263-7616 and our Web site address is www.telecomsys.com. The information contained on our Web site does not constitute part of this report. The terms “TCS”, “we”, “us” and “our” as used in this report refer to TeleCommunication Systems, Inc. and its subsidiaries as a combined entity, except where it is made clear that such terms mean only TeleCommunication Systems, Inc. On January 13, 2004, we consummated the purchase, with an effective date of January 1, 2004, of the Enterprise Mobility Solutions business unit of Aether Systems, Inc. Prior to the January 2004 acquisition of the Enterprise Mobility Solutions Division of Aether Systems, Inc., we managed our business in three operating segments: Network Software, Service Bureau and Network Solutions. Subsequent to the acquisition, we realigned our segments to better manage the business we now operate. Our operating segments now include (i) our Wireless Carrier Segment, which consists principally of the previous Network Software and Service Bureau segments, (ii) our Government segment, which consists principally of the previous Network Solutions segment, and (iii) our Enterprise segment, which comprises the operations we acquired from Aether Systems, Inc. The following Business Overview describes TCS after the realignment of our segments in January 2004, unless the information specifically relates to historical information, in which case the description presents our segments prior to January 2004.

     Wireless Carrier Segment: Our carrier software system products enable wireless carriers to deliver short text messages, location information, internet content, alerts and privacy information and other enhanced communication services to and from wireless phones. We earn network Wireless Carrier segment revenue through the sale of licenses, deployment and customization fees and maintenance fees. Pricing is generally based on the volume of capacity bought from us by the carrier. In 1996, we entered into a development agreement with Lucent Technologies to develop and co-own Short Message Service Center application software for wireless carrier customers, and we have subsequently developed proprietary carrier software applications. As of December 31, 2003, we had deployed 80 software systems for our customers in wireless carrier networks around the world, including those of Verizon Wireless, Vodafone, T-Mobile, Telefonica, Alltel, and the “3”™-brand third generation networks of Hutchison Whampoa.

     As a service bureau we allow customers to acquire use of our software functionality through network connections to and from our facilities, paying us monthly based on service coverage volume, generally measured by the number of subscribers, cell sites, or call center circuits, or by message volume. We provide enhanced 9-1-1 (E9-1-1) services and hosted inter-carrier text message distribution services on a service bureau basis via our carrier-grade network operations centers. As of December 31, 2003, our wireless E9-1-1 service is used by 26 U.S. carrier networks. During 2003 we received TL 9000 certification of our service bureau network operating center. TL 9000 is the telecommunication industry’s quality system standard that expands the requirements of the International Standards Organization’s (ISO) 9000 quality management standard in use by industries worldwide. The TL 9000 standard was developed and is administered by the Quality Excellence for Suppliers of Telecommunications (QuEST) Forum. In 2002, we received ISO 9001 certification through an audit by an independent third party in accordance with the standard, verifying that we have an effective, documented quality management system in place for both our Wireless Carrier and our Government segments.

     Government Segment: We design, furnish, install and operate wireless and data network communication systems, including our SwiftLink® compact deployable systems, and high speed, satellite, internet protocol solutions. We also own and operate VSAT teleport facilities. Since our founding in 1987 we have provided communication systems integration, information technology services, and software solutions to the U.S. Department of Defense and other government customers. More than 400 of our SwiftLink® deployable communication systems are in use for security, defense, and law enforcement around the world.

     Enterprise Segment: As described above, effective January 1, 2004 we acquired the assets of the Enterprise Mobility Solutions business of Aether Systems, Inc. This business segment now serves approximately 1,200 large enterprise customers and 60,000 wireless data users. Using its proprietary Fusion™ behind-the-enterprise-firewall platform uniting messaging, synchronization and web technologies, the segment’s flagship 20/20Delivery™ application provides package and vehicle tracking, productivity tools, and the ability to capture digital signatures for proof of delivery to a growing installed base of logistics customers. As a leading reseller of Research in Motion’s Blackberry devices and service and as a provider of real-time financial market data to wireless device users, this segment also generates recurring revenue under annual subscriber contracts.

     We continue to protect our intellectual property rights, and currently have 11 U.S. patents regarding wireless messaging and location applications, and over 70 U.S. patent applications pending.

     Enabling Convergent Technologies®, Swiftlink®, XYPOINT®, Wireless Internet Gateway™, Voyager™, Attaché™, 20/20 Delivery™, Fusion™, FX Alert™ and MarketClip™ are trademarks or service marks of TeleCommunication Systems, Inc. or our subsidiaries. This Annual Report on Form 10-K also contains trademarks, trade names and services marks of other companies that are the property of their respective owners.

Market Opportunities

     The following trends are driving demand for our products and services:

     Growth in Wireless Subscribers. The use of wireless communications has increased significantly in recent years, driven by expanded wireless network coverage, upgraded high-speed digital wireless networks, more affordable wireless communications service plans, and higher quality and less expensive wireless devices. According to the research firm EMC, the number of worldwide cellular subscribers has grown from 88 million subscribers in 1995 to over 1.3 billion subscribers at year-end 2003. Wireless growth is expected to continue to increase around the world for all regions for the foreseeable future. Driving this growth is the replacement of landline connections with wireless connections. Many households are now using cellular phones for their only means of connection. This is especially true for young adults, but also true in developing countries where wireless may often be the only means of communications. Countries such as China and Brazil report that they have more wireless connections than landline connections.

     Cellular Network Improvements to 2.5G and Third Generation Capabilities. Cellular and PCS mobile operators are deploying high-speed data networks based on 2.5G and 3G technologies that, in many cases, equal or surpass data rates that are typically available for residential wireline users. The deployments of these high-speed wireless data networks have made it possible for individuals and enterprises to “wireless-enable” many services that previously required a wireline connection, such as connecting to the Internet and accessing corporate data outside the office. We assist both mobile operators and enterprises to take advantage of the capabilities of high-speed networks through applications that utilize high-speed data functionality such as mobile location applications and virtual private network connections to behind-the-firewall corporate data.

     Improving Wireless Device Functionality. Manufacturers continue to increase the functionality of mobile devices including phones and personal digital assistants through higher resolution and color screens, and having computing capability inside the devices that can run sophisticated applications. These devices enable the user to take advantage of the high-speed data networks for Internet and data usage.

     Growing Use of Wireless Communications Technology for Defense, Intelligence and Security. Wireless communications in emergencies is of paramount importance, as emergency personnel need instant access to be able to communicate and share information across agencies and departments. The White House has identified over 2 million First Responders in the United States that are America’s frontline soldiers in times of crises and emergencies. First Responders include over one million firefighters, approximately 850,000 law enforcement personnel, and over 155,000 emergency medical technicians. The fiscal year 2004 Homeland Security Budget authorizes over three billion dollars for technology initiatives that include solutions for interoperability among First Responders. We believe that our expertise in the areas of wireless enhanced 9-1-1, location and messaging services, and secure satellite communications can be leveraged to provide the needed wireless infrastructure for America’s First Responders and we are currently pursuing opportunities to provide such products and services. Our SwiftLink® deployable communication systems are also increasingly used by military and other government agencies around the globe for communications in times of emergencies. SwiftLink® is designed to provide secure voice and data communications through encrypted satellite links.

     Location-based Wireless Services. A driver of wireless communications growth is the delivery of timely, highly specialized, interactive and location-specific information. According to a March 2003 report from Frost and Sullivan, a provider of technology market research, U.S. consumer and enterprise users of location-based services will increase from 300,000 in 2003 to over 30 million by 2007. Wireless users benefit from the ability to receive highly customized location-specific information in response to their queries or via targeted opt-in advertising content delivered to the wireless device’s specific location. Enterprises benefit from wireless location technology by utilizing routing and tracking applications for their mobile field forces. Our software provides wireless location solutions to mobile operators today through our Xypoint® Location Platform (XLP) that is deployed in six of Hutchison Whampoa’s “3”™ networks. Our Enterprise segment also provides location solutions to enterprises through our Fusion™ Platform.

     The FCC’s E9-1-1 Mandate. The ability to call for help or communicate with family members in need is the primary reason many people cite for having a wireless phone. A key to enhancing personal safety through a cell phone is the availability of enhanced 911 (E9-1-1) wireless capabilities. In 1996, the Federal Communications Commission (FCC) mandated the adoption of E9-1-1 technology by wireless carriers in two phases. Phase I requires wireless carriers to provide the public safety answering point (PSAP) receiving the call with the E9-1-1 caller’s telephone number and the location of the call sector from where the call was made. Phase II will require wireless carriers to locate wireless E9-1-1 callers with more precise location parameters specified in the FCC guidelines. The FCC requires wireless carriers to issue quarterly reports as to their progress and compliance with FCC-mandated deployment schedules. Additionally, the FCC has mandated schedules for conversion of wireless subscriber handsets to models capable of providing geographic location information such as GPS (Global Positioning Systems). As of October 2003, about 65% of U.S. jurisdictions had implemented Phase I service, and only 18% had implemented Phase II, according to the National Emergency Number Association. We are under long-term contracts, usually three to five years, with 26 wireless carriers, including five of the ten largest in the United States, to provide both Phase I and Phase II E9-1-1 service.

     Growing Use of the Internet, Corporate Intranets, E-Mail and Short Messaging. The Internet and internal corporate data networks, or intranets, have emerged as global communications channels that allow users to share information and conduct business transactions electronically. E-mail and short messaging services (SMS) are increasingly important means of communication, with both the number of users and messages per individual projected to increase significantly. In October 2002, In-Stat/MDR, a high technology research firm, estimated that the worldwide wireless Internet market will grow from 74 million wireless Internet subscribers at the end of 2001, to more than 320 million subscribers by the end of 2006. Mobile operators in the United States are experiencing rapid SMS traffic growth according to the Cellular Telecommunications and Internet Association (“CTIA”) and statistics from mobile operators. Verizon Wireless has announced that it had sent over 400 million text messages per month in the third quarter of 2003, while Cingular announced that it had delivered over 1 billion SMS messages in the fourth quarter of 2003. We provide solutions for mobile operators to receive and route e-mail and SMS messages through our Short Message Service Center and through our Wireless Internet Gateway. In addition, our Enterprise segment delivers secure corporate intranet data to and from customers’ mobile field forces through our 20/20 Delivery™ product and our other enterprise software applications.

Business Strategy

     We plan to continue to develop and sell network and client software and network solutions which we will deliver using software, integrated system project, and service bureau/hosted software business models. Our development investment is focused on the delivery of internet content, proprietary third party content, short messages, location information, corporate network data and other enhanced data communication services to and from wireless devices. The key elements of our strategy are to:

•	Adapt our Software and Integration Capabilities to Evolving Carrier and Federal Government Opportunities. Mobile operators and the federal government increasingly seek integrated solutions that can harness both messaging capabilities of networks and location information of end-users. We are well positioned to address the evolving integration needs of our commercial and government clients through our demonstrated expertise in both messaging and location. Mobile operators have made very large capital expenditure investments in infrastructure for wireless data and location technologies. While originally envisioned as separate technologies, we have the ability to integrate messaging and location technologies to provide value-added services and applications for the operators’ end-users. The federal government is also increasingly becoming a “client” of commercial carriers’ network capabilities. We are working with our government and military customers to tap into this potential, for civilian security and defense requirements. For our government customers, we can also utilize the highest levels of military encryption capabilities for secure communications throughout the globe.

•	Expand Our Sales and Marketing Capabilities. We are developing relationships with communication infrastructure providers in order to expand our sales channels for our Wireless Carrier segment products and services. We have historically leveraged our strategic relationships with original equipment manufacturers to market our Wireless Carrier segment products to wireless carriers worldwide. We are adding partnerships for our location technologies.

•	Grow Our Wireless Carrier Customer Base. We now serve or are under contract with 44 wireless carrier networks in 13 countries. We intend to expand our domestic and international carrier base by capitalizing on our relationships with original equipment manufacturers and establish new distribution partnerships and by expanding our own sales and marketing initiatives. We will continue to develop network software for wireless carriers that operate on all major types of networks.

•	Grow Our Enterprise Segment Customer Base. We now serve over 1,200 enterprises and 60,000 subscribers through our Enterprise segment. We intend to expand our enterprise base by expanding our own sales and marketing initiatives and expanding our offerings to the Enterprise segment, especially those offerings that take advantage of mobile operators’ high-speed data networks.

•	Develop and Enhance Our Technology. We will continue to invest in our underlying technology and to capitalize on our network solutions expertise to meet the growing demand for sophisticated wireless applications. As of January 1, 2004, our staff included 274 engineers who specialize in wireless network and client software development, wireless service bureau operations and integrated network solutions. We also have research and development relationships with wireless handset manufacturers, wireless carriers, and content and electronic commerce providers. Our Voyager™ architecture integrates our presence, privacy, location, call control and messaging technology into an efficient and highly reliable software and service offering. Voyager’s benefits to our carrier customers include reduced costs and economies of scale, increased reliability, more efficient deployments, compatibility with our existing products and a migration path to third generation services. Our Fusion™ platform unites messaging, synchronization, and web technologies for enterprise network applications.

•	Leverage Our Expertise in Accessing Information Stored Inside Wireless Networks. We will continue to leverage our knowledge of complex call control technology, including Signaling System 7 and internet protocol standards, to unlock valuable information such as user location, device on/off status and billing and transaction records that resides inside wireless networks and is difficult to retrieve and utilize. Using this information, we intend to expand our integrated package of products and services for wireless carriers and enterprises.

•	Pursue Select Acquisitions. We intend to continue to selectively pursue acquisitions of companies and technologies in order to increase the scale and scope of our operations, market presence, products, services and customer base.

Product and Service Offerings

     Licensed Software-based Systems: We design and develop network software for wireless carriers and enterprises that provides the delivery of secure and personalized content, services and transactions to various wireless devices. In addition, we design and develop custom network software for a variety of telecommunications and information management systems. Our Voyager™ architecture is tailored to mobile operator environments and our Fusion™ platform enables enterprise networks wireless functionality including secure “behind-the-firewall” deployments. Our software uses universal industry standards. We specifically design our software for easy implementation, customization and integration with existing networks in order to accommodate future expansion. Carrier network software that we currently offer includes Xypoint® Location Platform, Message Notification Center, Wireless Internet Gateway, Alerts and Notifications and Message Portals and Short Message Service Center. Enterprise software that we currently offer includes Fusion™ Platform, 20/20 Delivery™ and Attaché™.

     Xypoint® Location Platform. Our Xypoint® Location Platform software interacts with the wireless network to extract location information concerning a particular user. This location information can be imprecise or precise. Imprecise location provides the cell site and sector that is currently supplying mobile service to the end user. Our precise location technology interacts with network triangulation software added to cell towers and switches in the network or can work with systems that interrogate a Geographic Position System (GPS) chip added to the end user’s handset. The location information our software provides is used by applications to support a variety of services, including E9-1-1, driving directions, identification of locations near the end user (such as gas stations, restaurants, or hotels), and locating other network subscribers near the end user’s current position. Our platform also provides very important privacy controls so that the end user controls which applications have access to the end user’s location.

     Wireless Internet Gateway, Alerts and Notifications, and Message Portal. Our Wireless Internet Gateway provides a portal for two-way data communication between the Internet and wireless networks. The Wireless Internet Gateway allows end users to customize the services they receive on wireless devices by setting up a user profile through a single Internet-based procedure. Wireless carriers can access these user profiles and usage data to gain a better understanding of customer behavior. The Wireless Internet Gateway allows additional wireless applications to be added as desired. The alerts and notifications capability acquired from Otelnet interoperates in a major North American wireless carrier with our Internet gateway technology, and is now offered as part of our complete portal solution.

     Our Message Portal software combines the capabilities of the Wireless Internet Gateway and supports registered and unregistered users, personalization, instant messaging and spam blocking capabilities that can be independently customized by the end user. This allows a wireless carrier to provide a unique, customizable user interface for their subscribers in order to support delivering short messages and e-mail to the end user’s mobile devices.

     Short Message Service Center. Our Short Message Service Center software enables users to send and receive text or data messages to and from wireless devices. It provides wireless carriers efficient two-way data delivery and supports major industry standards for wireless communications. The Short Message Service Center also allows the handset to function as a pager and provides single touch callback capabilities. The Short Message Service Center can be combined with our Wireless Internet Gateway software to enable transmission of short messages between the Internet and wireless devices.

     Fusion™ Platform. The Fusion™ platform that we acquired from Aether is an open, standards-based mobile enterprise platform that unites messaging, synchronization and XML-based web technologies for wireless and mobile applications on devices such as phones and personal digital assistants. Fusion™ can operate “behind the enterprise firewall” to allow secure corporate communications to mobile field workers.

     20/20 Delivery™. The 20/20 Delivery™ application software that we acquired from Aether is a mobile asset management and logistics solution that enables visibility into the supply chain by providing real-time vehicle monitoring, driver communication and package and delivery information. 20/20 Delivery™ is built on our Fusion platform.

     Attaché™. Our Attaché™ software that we acquired from Aether is a mobile office solution that extends collaborative applications such as e-mail and personal information management. Attaché™ is built on our Fusion™ platform.

     Custom Software Applications. We develop custom software applications to support specific customer requirements. We have historically tailored enhancements of our software products for wireless carrier customers and developed custom applications for government agencies.

     Implementation, Operation and Maintenance Services. We provide implementation, operation and maintenance services in support of our network software. Our engineers install software packages into new and existing networks. This typically involves the staging of equipment, redesign of network connections, modification of software code and on-site installation and testing support. We also provide ongoing operational support, including administration of system components, system optimization and configuration management. Maintenance services include tracking customer support issues, trouble shooting and developing and installing maintenance releases. We typically provide maintenance services for an annual fee paid in advance.

     Service Bureau and Subscriber Services: We own and lease network operation centers that host software for which customers make recurring monthly usage payments. Our service bureau segment offerings include E9-1-1, Text Message Distribution Center (MDC), FX Alert™ , MarketClip™. and other custom software applications. We also provide implementation, operation and maintenance services to support these applications. We also provide Blackberry™ by Aether® service and are one of the largest value added resellers of Blackberry™ service in the United States.

     E9-1-1 and Hosted Position Determining Entity (PDE) Applications. Our E9-1-1 service bureau works with wireless carriers and local emergency services in compliance with the Federal Communication Commission requirements. When a wireless subscriber covered by this service makes an E9-1-1 call from his or her wireless phone, the software (1) identifies the call as an emergency call, (2) accesses the handset’s location information from the wireless network (either imprecise or precise), (3) routes the call to the appropriate E9-1-1 jurisdiction, (4) translates the information into a user friendly format, and (5) transmits the data to the local emergency service call center. Our E9-1-1 service operates on a platform that resides at our two fully redundant data centers in Seattle, Washington and Phoenix, Arizona. As of December 31, 2003, we provide E9-1-1 services to 26 wireless carriers, including Verizon, Cingular and US Cellular. A related hosted software service is Qualcomm’s Snaptrack PDE software that enables carriers to access the more precise location data needed for Phase II E9-1-1 compliance without purchasing their own license to the PDE software.

     Text Message Distribution Center. Our wireless Message Distribution Center acts as a clearinghouse that formats and delivers messages to almost all North American carrier networks and multiple device types. It includes support for the features and services available on our Wireless Internet Gateway product and the software programs that can be run on it. The Message Distribution Center allows enterprises to deliver information to a wide variety of wireless devices and carrier networks being used by their employees and customers. Further, the Message Distribution Center’s “store and forward” capability allows wireless carriers to prioritize message delivery and optimize the capacity available on their networks.

     FX Alert™ and MarketClip™. FX Alert™ and MarketClip™ products acquired from Aether provide real time financial market data over various wireless devices and networks. FX Alert™ and MarketClip™ cover the New York Stock Exchange (NYSE), National Association of Securities Dealers (NASDAQ), Over-the-Counter Market Bulletin Board (OTCBB), American Stock Exchange (AMEX), Options Price Reporting Authority (OPRA), currencies, euro crosses, minor and exotic currencies, currency Hi-Los, world indices, money markets, world yields and related financial news. Our financial market data services work throughout the US and in most major European countries.

     Blackberry™ by Aether®. Our Blackberry™ by Aether® solution is designed to keep workforces connected by email, contact information and other enterprise data over Advanced Triple DES encryption technology. Blackberry™ by Aether® offers flat-rate wireless service pricing, your choice of networks, value-added applications such as internet browsing, paging, document management, and enterprise-wide customer care. We are one of the largest value added resellers of Blackberry™ devices and airtime in the United States.

     Network Solutions: Since 1987, our Network Solutions group has designed and installed complex information processing and communication systems for corporate and government enterprise networks. We use a cooperative team approach designed to leverage our diverse technical skills in communications engineering, information systems, software engineering and telephony. We believe our over 15 years of experience meeting high reliability and security requirements differentiates us from other providers of such solutions. Our network solutions primarily include the following types of projects:

     SwiftLink® Portable Deployable Data Systems. We designed and produce SwiftLink®, lightweight, secure communication systems, which can be immediately deployed in remote areas where other means of reliable communications do not exist. SwiftLink® provides secure voice, video and data communications for up to eight people and a single person can deploy the system in less than ten minutes creating critical communication channels from any location around the world. Uses include emergency response, news reporting, public safety, drilling and mining operations, field surveys and other activities that require remote capabilities for video and data transmissions.

     Satellite Teleports. We own and operate high-speed satellite communications teleports in Baltimore, Maryland and Manassas, Virginia that are connected to the public switched telephone network. These facilities provide transport services for IP-based media content consisting of Voice Over IP (VOIP), Internet, video and messaging data using Very Small Aperture Terminal (VSAT) satellite technology as part of our communication solutions for our customers.

     Network Design, Installation and Operation. We design, install and operate networks that integrate computing and communications, including systems that provide communications via both satellite and terrestrial links. We can provide complete network installation services from cabling infrastructure to complex communications system components. We also provide ongoing network operation and management support services.

Customers

     Wireless Carrier Segment. The primary customers for our Wireless Carrier segment are wireless telecommunications carriers in the United States and foreign countries, either directly or through our channel partners. We provide licensed based software and hosted service bureau offerings in our Wireless Carrier segment. We have multi-year service bureau contracts with 26 U.S. wireless carriers for E9-1-1 service. Significant Wireless Carrier segment customers include US Cellular Corporation, Cingular Wireless, and Verizon Wireless.

     Enterprise Segment. Beginning in January 2004 as a result of the acquisition of the Enterprise Mobility Solutions business unit of Aether, we have hundreds of commercial customers. Major commercial subscriber contracts are with Johnson & Johnson, Corporate Express, Goldman Sachs, Bank of America, and Merrill Lynch.

     Government Segment. Our major Government segment customers include the U.S. Departments of Defense, Justice, and State, the General Services Administration, the City of Baltimore, Computer Sciences Corporation, and Northrop Grumman. Our Government segment projects typically run from one to twelve months and involve three to ten personnel.

     Backlog. As of January 1, 2004, we had unfilled orders, or backlog, of approximately $92.8 million, of which $64.5 million was in our wireless carrier segment and $15.6 million in our network solutions business, plus $12.7 million from our acquired assets effective January 1, 2004. Approximately $57.9 million of January 1, 2004 backlog is expected to be realized in 2004. Total backlog as of January 31, 2003 was $78.4 million. Backlog for our service bureau is computed by multiplying the most recent month’s recurring revenue times the remaining months under existing long-term agreements with no assumption as to additional deployments of Public Safety Answering Point connections. The backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Sales and Marketing

     We sell our products and services through our direct sales force and through indirect channels. Our direct sales force consists of approximately 31 professionals targeting customers for our Wireless Carrier segment, our Enterprise segment, and our Government segment. We have also historically leveraged our relationship with original equipment manufacturers to market our network software products to wireless carrier customers. During the indirect sales process, as well as during installation and maintenance, we have extensive direct contact with prospective carrier customers. We are pre-qualified as an approved vendor for federal, state and local government contracts.

     We will continue to leverage our relationships with industry leaders and to expand and diversify our own sales and marketing initiatives to increase our sales to wireless carriers, enterprises and government. Our marketing efforts also include advertising, public relations, speaking engagements and attending and sponsoring industry conferences.

Competition

     The markets for our products and services are competitive. The adoption of industry standards may make it easier for new market entrants to compete with us. We expect that we will compete primarily on the basis of the functionality, breadth, time to market, ease of integration, price and quality of our products and services. The market and competitive conditions are continually developing. Our software products for both carriers and enterprises compete with many similar products provided by other companies. It is difficult to present a meaningful comparison between our competitors and us because there is a large variation in revenue generated by different customers, different products and services, as well as the different combinations of products and services offered by our competitors. We cannot, therefore, quantify our relative competitive position.

     Our current and potential competitors include:

•	Wireless Carrier Segment. Intrado Inc., LogicaCMG plc; Comverse, Inc.; Openwave Systems, Inc.; SchlumbergerSema, unit of Schlumberger Ltd; Ericsson Inc.; Motorola, Inc.; Nortel Networks Corporation, InfoSpace, Inc.; InphoMatch, Inc.

•	Enterprise Segment. HillCast Technologies, Inc.; Semotus Solutions Inc.; IBM; Gearworks, Inc.; Extended Systems, Inc.

•	Government Segment. Computer Sciences Corporation; Electronic Data Systems Corporation; Keane, Inc.; Northrop Grumman; Turtle Mountain Communications, Inc.

     Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Many of these companies have greater name recognition and more established relationships with their target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. With time and capital, it would be possible for our competitors to replicate our products and services.

     We partner with vendors of precise location technology to provide Phase II compliant E9-1-1 services. Certain of our partners may attempt to compete with our operating platform by developing their own transmission platform or by purchasing another mobile location platform. The markets for commercial location and other mobile wireless applications for carriers and enterprises are relatively new and continually developing. The convergence of wireless technologies and the Internet is creating many initiatives to bring data and transaction capabilities to wireless devices. There is a wide array of potential competitors in this market, including providers of competing location management platforms, competing e-mail products, competing enterprise mobility platforms and other competing applications for wireless devices.

Research and Development

     Our success depends on a number of factors, which include our ability to identify and respond to emerging technological trends in our target markets, to develop and maintain competitive products, to enhance our existing products by adding features and functionality that differentiate the products from those of our competitors and to bring products to market on a timely basis and at competitive prices. As of January 1, 2004, our staff included 274 engineers who specialize in wireless network and client software development. Since 1996, we have made substantial investments in research and development, most of which has been devoted to the development of carrier and enterprise network software products and services, including our Voyager™ architecture, Fusion™ Platform, Attaché™ and 20/20 Delivery™ applications, Xypoint® Location Platform, Wireless Internet Gateway, Short Message Service Center, and E9-1-1, including Position Determining Entity applications. Our research and development expenditures, which exclude Enterprise Division investments prior to January 1, 2004, including capitalized costs, for the years ended December 31, 2003, 2002, and 2001 were approximately $14 million, $22 million, and $23 million.

     We actively support existing telecommunications standards and promote new telecommunications standards in order to expand the market for wireless data. In 1996, we co-founded the Intelligent Network Forum; an organization dedicated to expanding the role of intelligent networks in telecommunications. As part of our strategy to expand the role of short messaging, we co-founded the Short Message Peer-to-Peer Forum in 1999. Through this organization, we are establishing a de-facto standard for interfaces into short messaging service centers from the Internet, wireless gateways and Wireless Application Protocol servers.

     Certain of our government customers contract with us from time to time to conduct research on telecommunications software, equipment and systems.

Intellectual Property Rights

     We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and restrictions to establish and protect certain proprietary rights in our products and services.

     We currently hold eleven U.S. issued patents and two foreign issued patents relating to wireless text messaging, inter-carrier messaging, number portability, GPS ephemeris data, emergency public safety data routing and electronic commerce. We have filed over 70 additional U.S. patent applications and 14 international patent applications for certain apparatus and processes we believe we have invented to enable key features of the locations services, wireless text alerts, Financial Market Data, Short Message Service Center, Prepaid Wireless, Mobile Originated data and E9-1-1 network software. There is no assurance that these patent applications will result in a patent being issued by the U.S. Patent and Trademark Office or other patent offices, nor is there any guarantee that any issued patent will be valid and enforceable. With regard to certain Prepaid Wireless software, we have agreed with Lucent that we will each have an equal title interest in patent applications relating to joint inventions. Additionally, foreign patent rights may or may not be available or pursued in any technology area for which U.S. patent applications have been filed.

     Under our development agreement with Lucent, we developed the Short Message Service Center software in late 1996. Under the development agreement, we share ownership rights in this software application with Lucent. The scope of each party’s ownership interest is subject to each party’s various underlying ownership rights in intellectual property and also to confidential information contributed to the applications, and could be subject to challenge by either party.

     As a member of various industry standard-setting forums, we have agreed to license certain of our intellectual property to other members on fair and reasonable terms to the extent that the license is required to develop non-infringing products under the specifications promulgated by those forums.

Employees

     As of January 1, 2004, we had 572 employees, 566 full-time and 6 part-time, of which 274 were engineers who specialize in the development and support of our products and services. We believe relations with our employees are good. None of our employees are represented by a union.

Geographical Information

     During the fiscal years ended December 31, 2003, 2002 and 2001, our total revenues generated from products and services in the U.S. were $88.5 million, $83.3 million and $69.5 million, respectively, and our total revenues generated from products and services outside of the U.S. were $3.6 million, $8.7 million and $0.1 million, respectively. As of December 31, 2003, all of our long-lived assets were located in the U.S. We are subject to risks related to offering our products and services in foreign countries. See the information under the heading “Risk Factors — Because our product offerings are sold internationally, we are subject to risks of conducting business in foreign countries” included in Exhibit 99.01 to this report.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies and Estimates

     Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to intangible assets and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We identified our most critical accounting policies to be those related to revenue recognition for our software contracts with multiple elements, contracts accounted for using the percentage of completion and proportional performance methods, and capitalized software. We describe these accounting policies in relevant sections of this discussion and analysis. This discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report.

Overview and Recent Developments

     As discussed above, on January 13, 2004, we consummated the purchase of the Enterprise Mobility Solutions business unit of Aether Systems, Inc. This unit brings to TCS a substantial base of 1,200 enterprise customers, more than 60,000 wireless data subscribers, applications for logistics, financial services and the mobile office, and 112 employees.

     Subsequent to the acquisition, we realigned our operating segments to better manage the business we now operate. Our operating segments now include (i) our Wireless Carrier segment, which consists principally of the previous Network Software and Service Bureau segments, (ii) our Government segment, which consists principally of the previous Network Solutions segment, and (iii) our Enterprise segment, which comprises the operations we acquired from Aether Systems, Inc. The information in this section presents our historical information for the two segments other than the Enterprise segment as this will be the basis for the management of our business subsequent to the acquisition.

     This Management’s Discussion and Analysis of Financial Condition and Results of Operations provides information that our management believes to be necessary to achieve a clear understanding of our financial statements and results of operations.

     Our management monitors and analyzes a number of key performance indicators in order to manage our business and evaluate our financial and operating performance. Those indicators include:

•	Revenue. We derive revenue from products and services including software license fees and related service fees relating to our developed software products, service bureau revenue and network solutions revenue related to our communication systems delivered to governmental agencies.

•	Cost of revenue. The major items impacting our cost of revenue are compensation and benefits as well as third-party hardware and software, amortization of software development costs, and overhead expenses. Hardware and third-party software costs are primarily associated with the delivery of product within our Government segment while also, to a lesser extent, may be attributed to the delivery of software licenses and services in our Wireless Carrier segment. These costs tend to fluctuate as a result of the relative volume, mix of projects, level of service support required and the complexity of customized products and services delivered in a period. Amortization of software development costs, including acquired technology, is associated with the recognition of network software and service bureau revenue, and relates to our Wireless Carrier segment.

•	Operating expenses. Operating expenses are substantially driven by compensation and benefits, travel costs, professional fees, facility costs, specific marketing and sales-related expenses as well as certain non-cash expenses such as non-cash stock compensation expenses, depreciation and amortization of property and equipment, and amortization of acquired intangible assets. Operating expenses are incurred in connection with the development and marketing of new software applications as well as general corporate overhead expenses.

•	Liquidity and cash flows. The primary driver of our cash flows is our results of operations. Important sources of our liquidity have been cash raised at the time of our initial public offering in 2000, our January 2004 financing in connection with our Enterprise Acquisition (as described below under “Liquidity and Capital Resources”), and borrowing and lease financings secured for the purchase of equipment.

•	Balance sheet. We view cash, working capital, accounts receivable balances and days revenues outstanding as important indicators of our financial health.

Results of Operations

Revenue and Cost of Revenue

     The following discussion addresses the relative revenue and direct cost for each segment of our business:

Wireless Carrier Segment:

     The following table sets forth, for the periods indicated, year-over-year comparison of the key components respectively, of the revenue and cost of revenue of our Wireless Carrier segment:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Network software revenue:
Software licenses	$9.2	$16.6	$(7.4)	(45%)	$9.1	7.5	83%
Software services	5.5	10.6	(5.1)	(48%)	11.4	(0.8)	(7%)

Network software total	14.7	27.1	(12.5)	(46%)	20.5	6.6	32%
Service bureau revenue	34.1	23.9	10.2	43%	16.8	7.1	42%

Segment revenue	48.8	51.0	(2.2)	(4%)	37.3	13.7	37%
Direct cost of software	15.3	17.4	(2.1)	(12%)	13.4	4.0	30%
Direct cost of service bureau	16.4	14.0	2.4	17%	7.4	6.7	91%

Segment gross profit*	$17.1	$19.6	$(2.6)	(13%)	$16.5	$3.1	19%

*	See discussion of segment reporting in Note 19 to the accompanying unaudited financial statements.

Network software revenue and cost of revenue:

     We market our network software products and services by responding to requests for proposals, through our direct sales force and through channel partners. We generate network software revenue from licensing of our software products, and providing related maintenance and deployment services. We also sell custom software applications. The Wireless Internet Gateway (WIG), TCS Xypoint®Location Platform products, Short Message Service Center (SMSC), as well as alerting and message notification applications are the principal generators of software license fees.

     We sell our network software products directly to wireless carriers. Initial licensing fees are a function of the number of subscribers or other measure of usage of our software in the network where our software is deployed. As a carrier’s subscriber base or usage increases, the carrier must purchase additional capacity under its license agreement and we receive additional revenue. Generally, we recognize license fee revenue when each of the following has occurred: (1) evidence of an arrangement is in place; (2) we have delivered software; (3) the fee is fixed or determinable; and (4) collection of the fee is probable. Software projects that require significant customization are accounted for under the percentage-of-completion method. We measure progress to completion using costs incurred compared to estimated total costs. We recognize estimated losses under long-term contracts in their entirety upon discovery. If we did not accurately estimate total costs to complete a contract or do not manage our contracts within the planned budget, then future margins may be negatively affected or losses on existing contracts may need to be recognized. Software license fees billed and not recognized as revenue are included in deferred revenue.

     We have also historically sold some of our software products through our channel relationship with Lucent. This sales process typically includes participation of our engineers along with original equipment manufacturers in presenting our products to prospective customers. Lucent pays us initial license fees ranging from 50% to 80% of the revenue it generates from sales of the SMSC application that we developed under our 1996 development agreement. For sales of our WIG, Lucent pays us initial fees ranging between 75% and 90% of the sale value which we negotiate on a case by case basis. In 2003, software license revenue declined from $16.6 million to $9.2 million, primarily because new business was not booked to replace revenue generated in 2002 from a large contract to deliver a location platform for multiple carrier networks in Europe and the Pacific. For 2002, license revenue increased 83% from 2001’s $9.1 million primarily because of that large project.

     Our network software service revenue arises from annual maintenance fees for our packaged and custom software products and fees from custom development and implementation of software products. Maintenance fees on packaged software are collected in advance and recognized ratably over the maintenance period. Unrecognized maintenance fees are included in deferred revenue. Custom software development, implementation and maintenance services may be provided under time and materials or fixed-fee contracts. We also occasionally sell computer equipment as part of our packaged software sales.

     In 2003, 64% of service revenues related to maintenance fees, while 34% related to installation fees associated with the delivery of related software applications and the remaining 2% related to third-party hardware and software delivered as part of our packaged software sales. In 2002, 29% of service revenue is related to maintenance fees, while 26% of service revenue is associated with delivered third-party hardware and software delivered as part of our packaged software sales, 8% of service revenue is associated with installation fees, while 36% relates to custom software applications for government agencies which, in late 2002, we decided to no longer pursue. In 2001, 15% of service revenue is related to maintenance fees, while 2% of service revenue is associated with delivered third-party hardware and software delivered as part of our packaged software sales, 10% of service revenue is associated with installation fees, 4% related to other software services while 68% relates to custom software applications for government agencies.

     The direct cost of our software revenue consists primarily of compensation, benefits, purchased equipment, third-party software, travel expenses, and consulting fees incurred when providing our services as well as the amortization of software development costs. In 2003, such costs primarily included compensation, benefits, travel and consulting fees plus $8.9 million of amortization of software development costs. In 2002, such costs primarily included compensation, benefits, travel expenses and consulting fees plus $4.3 million of amortization of software development costs while 19% of such costs related to the cost of purchased equipment and third-party software delivered as part of our packaged software sales in that year. In 2001, such costs primarily included compensation, benefits, travel expenses and consulting fees plus $3.9 million of amortization of software development costs.

Service bureau revenue and cost of revenue:

     Our service bureau offerings include our E9-1-1, hosted Position Determining Entity (PDE) and Text Message Distribution Center (MDC) applications. Revenue from our service bureau offerings primarily consists of monthly recurring service fees and is recognized in the month earned. E9-1-1 and PDE service fees are primarily dependent on the number of subscribers the carrier covers, Public Service Answering Points (PSAPs) served or cell sites that provide E9-1-1 services for the carrier. As the carrier’s number of subscribers, PSAPs, or cell sites increases, the monthly recurring service fees increase. Message Distribution Center revenue is priced based on message volume. In 2003, we expedited the deployment of PSAPs related to all our customers resulting in an increase in the average number of PSAPs served by approximately 1,200 or 50%. Additionally, in 2003 we signed additional wireless carriers to the E9-1-1 service and deployed hosted PDE and MDC applications to two additional carriers, each of which continue to increase in volume each month. In 2002, the FCC mandate resulted in significant response by wireless carriers and we added additional wireless carriers and experienced a 75% increase in volume. However, such volume was somewhat offset by lower average per unit pricing under new long-term contracts which took effect in the first quarter of 2002. In 2001, service bureau revenue resulted from lower volume as the business was working with carriers to develop their deployment strategy in response to the FCC mandate.

     The direct cost of our service bureau revenue consists primarily of compensation, benefits, travel expenses, and consulting fees incurred when providing our services, as well as the equipment maintenance and circuit costs of our network operations centers circuits utilized for connectivity to carrier customers and local governments’ Public Safety Answering Points and the amortization of software development costs. In 2003, we increased headcount by 47% to support this business while incurring costs related to temporary contract staff to support our rapid deployment effort. This increase in headcount during 2003 was partially offset by a reduction in circuit costs that resulted from renegotiating several contracts during the year. In 2002, we increased headcount 21% and increased infrastructure costs to support this business from the levels in 2001.

     The direct cost of our software revenue as well as our service bureau revenue includes the amortization of software development costs. We capitalize software development costs after we establish technological feasibility, and amortize those costs over the estimated useful lives of the software beginning on the date when the software is first installed and used. We calculate amortization of software development costs on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, which is never greater than three years. We also compute amortization using the ratio that current revenue for the product bears to the total of current and anticipated future revenue for that product. If this revenue curve method results in amortization greater than the amount computed using the straight-line method, we record amortization at that greater amount. Amortization as a percentage of software license fees is generally a higher percentage in the early stages of a product’s life cycle. Our policies to determine when to capitalize software development costs and how much to amortize in a given period requires us to make subjective estimates and judgments. If our software products do not achieve the level of market acceptance that we expect and our future revenue estimates for these products change, the amount of amortization that we record may increase compared to prior periods. In 2003 these expenses were $9.0 million versus $4.8 million in 2002 and $4.9 million in 2001 primarily due to accelerated amortization of software development costs of $7.0 million recorded in June. The accelerated amortization was considered necessary based on the assessment of the remaining value of recorded costs relative to the amount of recoverability based on decreased levels of marketability of several products.

Government Segment:

     The following table sets forth, for the periods indicated, the year-over-year comparison of the key components of our government revenue and related direct cost:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Network solutions revenue	$43.3	$41.0	$2.3	6%	$32.3	$8.7	27%
Direct cost of network solutions	28.5	30.4	(1.9)	(6%)	24.3	6.1	25%

Segment gross profit*	$14.8	$10.7	$4.2	39%	$8.0	$2.7	33%

Percent of revenues	34%	26%			25%

*	See discussion of segment reporting in Note 19 to the accompanying audited financial statements.

     We generate network solutions revenue from the design, development, assembly and deployment of information processing and communication systems, primarily for government enterprises. Representative examples of recent network solutions projects include delivery of our SwiftLink® product, a lightweight, secure, deployable communications systems to the U.S. Departments of State, Justice, and Defense and information services systems to local government agencies. SwiftLink® provides secure voice, video and data communications, supports a worldwide network during trips abroad and throughout the United States and provides full network functionality and Internet Protocol telephony capability using landlines and satellite-based technologies. Our Network Solutions segment also operates teleport facilities in Baltimore, MD and Manassas, VA, which support the integration of satellite communications and terrestrial wireless broadband with U.S. broadband networks. Through our teleport facilities we offer data connectivity via satellite to and from North and South America, as well as Africa and Europe. We generally provide network solutions under long-term contracts. We recognize revenue under long-term contracts as billable costs are incurred and for fixed-price product delivery contracts using the percentage-of-completion method, measured by either total labor hours or total costs incurred compared to total estimated labor hours or costs. For fixed price service contracts, we recognize revenue using the proportional performance method. We recognize estimated losses on contracts in their entirety upon discovery. If we did not accurately estimate total labor hours or costs to complete a contract or do not manage our contracts within the planned budget, then future margins may be negatively affected or losses on existing contracts may need to be recognized. Under our contracts with the U.S. government, contract costs, including the allocated indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency. We record revenue under these contracts at estimated net realizable amounts.

     In 2003, approximately 46% of network solutions revenue resulted from the sale of SwiftLink® and related deployable communications systems, an increase of 17% over the amount in 2002. In 2003, we also designed, tested and delivered products to government customers related to other satellite-based communication systems and information processing systems for local government agencies. In 2002, 36% of our revenue for this segment resulted from the sale of SwiftLink® and related deployable communication systems, while the remaining amount related to the design and development of other communication systems, and the design, testing and delivery of products for several government agencies. In 2001, 33% of revenue was associated with deployable communications and integration projects including a large contract related to an African project while the remainder related to the design, testing and delivery of information processing systems and other products for several government agencies.

     The direct cost of our network solutions revenue consists of compensation, benefits, travel, satellite “space segment” and airtime and approximately 50% of costs are related to purchased equipment components, which we purchase as needed for customer contracts, and the costs of third-party contractors that we engage.

Major Customers

     For the year ended December 31, 2003, customers that accounted for 10% or more of total revenue were Verizon Wireless and various U.S. Government agencies. The loss of either of these customers would have a material adverse impact on our business. For the year ended December 31, 2002 customers that accounted for 10% or more of total revenue were Hutchison 3G, Verizon Wireless and various U.S. Government agencies. Lucent Technologies and various U.S. Government agencies accounted for 10% or more of total revenue for the year ended December 31, 2001.

Revenue Backlog

     Total company backlog at January 1, 2004 was $92.8 million, of which $64.5 million related to our wireless carrier segment, and $15.6 million related to our government segment plus $12.7 million from our acquired assets effective January 1, 2004. We expect to realize approximately $57.9 million of this backlog in the next twelve months. The remaining backlog represents primarily the balance of multi-year contracts for our wireless carrier segment. Total company backlog at January 31, 2003 was $78.4 million. Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Operating Expenses:

Research and Development Expense.

     The following table sets forth, for the periods indicated, a year-over-year comparison of our research and development expense:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Research and development expense	$16.9	$17.0	$(0.1)	(1%)	$18.1	$(1.1)	(6%)
Percent of revenue	18%	19%			26%

     Our research and development expense consists of compensation, benefits, travel costs, and a proportionate share of facilities and corporate overhead. The costs of developing software products are expensed prior to establishing technological feasibility. For new products, technological feasibility is established when an operative version of the computer software product is completed in the same software language as the product to be ultimately marketed, performs all the major functions planned for the product, and has successfully completed initial customer testing. Technological feasibility for enhancements to an existing product is established when a detail program design is completed. We incur research and development costs to enhance existing packaged software products as well as to create new software products including software hosted in our service bureau network operations center. These costs primarily include compensation and benefits as well as costs associated with using third-party laboratory and testing resources. We expense research and development costs as they are incurred unless technological feasibility has been reached and marketability is certain.

     In 2003, the expenses we incurred related to software applications which are being marketed to new and existing customers on a global basis. In 2003, the research and development was mostly focused on expanded functionality of our location platform software while in 2002 and in 2001, such expenditures were primarily incurred in the development of our Wireless Internet Gateway and E9-1-1 applications. Management continually assesses our spending on research and development to ensure resources are focused on products that are expected to achieve the highest level of success. We do not expect research and development expense to increase significantly in 2004 but may increase as a result of our acquisition of the Enterprise Division.

Sales and Marketing Expense:

     The following table sets forth, for the periods indicated, a year-over-year comparison of our sales and marketing expenses:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Sales and marketing expense	$8.9	$10.0	$(1.1)	(11%)	$13.8	$(3.8)	(28%)
Percent of total revenue	10%	11%			20%

     Our sales and marketing expenses include compensation and benefits, trade show expenses, travel costs, advertising and public relations costs as well as a proportionate share of facility-related costs which are expensed as incurred. Our marketing efforts also include speaking engagements and attending and sponsoring industry conferences. We sell our software products and services through our direct sales force and through indirect channels. We have also historically leveraged our relationship with original equipment manufacturers to market our software products to wireless carrier customers. We sell our network solutions primarily through direct sales professionals. Costs incurred for sales and marketing have declined in 2003 from 2002 largely due to reduced headcount and the alignment of resources with products and services to more effectively target certain markets. In 2002 such costs were lower than 2001, reflecting savings achieved by consolidating efforts for all three business segments. We expect our sales and marketing expense to increase in 2004 as a result of our acquisition of the Enterprise Division. Such costs may fluctuate quarter to quarter depending on spending on tradeshows and variable compensation based on level of revenue.

General and Administrative Expense:

     The following table sets forth, for the periods indicated, a year-over-year comparison of our general and administrative expense:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
General and administrative expense	$11.3	$12.2	$(1.0)	(8%)	$14.3	$(2.1)	(15%)
Percent of total revenue	12%	13%			21%

     General and administrative expense consists primarily of compensation costs and other costs associated with management, finance, human resources and internal information systems. These costs include compensation, benefits, travel, and a proportionate share of rent, utilities and other facilities costs which are expensed as incurred. In 2003 such costs were lower than in 2002 largely due to savings realized through reduced headcount and reduced professional fees. In 2002 such expenditures were lower than in 2001 reflecting savings achieved in combining systems and processes of acquired companies into our central operations as well as reduced headcount. We expect general and administrative expense to increase modestly during 2004 as a result of our acquisition of the Enterprise Division.

Non-Cash Stock Compensation Expense:

     The following table sets forth, for the periods indicated, a year-over-year comparison of our non-cash stock compensation expense:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Non-cash stock compensation expense	$1.5	$1.6	$(0.1)	(3%)	$2.6	$(1.0)	(40%)

     During the second and third quarters of 2000, we granted options to purchase 885,983 shares of Class A Common Stock to employees and directors at an exercise price less than the fair market value of our Class A Common Stock at the date of grant. Net loss attributable to common stockholders, as reported, includes $1,010, $1,554, and $2,587 of non-cash stock compensation expense related to these grants for the years ended December 31, 2003, 2002, 2001, respectively. We expect to record future stock compensation expense of $805 as a result of option grants that will be recognized over the remaining vesting period of two years.

     In the second quarter of 2003, we issued restricted stock to directors and certain key executives. The restrictions expire at the end of one year for directors and in annual increments over three years for executives, and are based on continued employment. Net loss for the year ended December 31, 2003, as reported, includes $491 of non-cash stock compensation expense related to such stock grants. We expect to record future stock compensation expense of $1,399 as a result of these restricted stock grants that will be recognized over the remaining vesting period for directors and executives.

Depreciation and Amortization of Property and Equipment:

     The following table sets forth, for the periods indicated, a year-over-year comparison of our depreciation and amortization of property and equipment:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Depreciation and amortization of property and equipment	$6.6	$6.2	$0.4	7%	$4.6	$1.6	35%
Average gross cost of property and equipment	$29.2	$23.1	$6.1	26%	$14.3	$8.8	61%

     Depreciation and amortization expense (other than amortization of software development costs) represents the period costs associated with our investment in computers, telephony equipment, software, furniture and fixtures, and leasehold improvements. We compute depreciation and amortization using the straight-line method over the estimated useful lives of the assets. In 2003 expense was slightly higher than 2002 and 2002 was higher than 2001 reflecting the level of capital expenditures made each year primarily to support our network operations centers and our development efforts.

Amortization of Goodwill and Other Intangible Assets:

     The goodwill and other intangible assets associated with our acquisitions were being amortized over their useful lives. The valuation conducted in 2001 resulted in an impairment charge against the value of such goodwill and intangible assets, thereby reducing the amount of the expense related to the remaining value. The cost of the Xypoint trade name continued to be amortized in 2002 and 2003 based on its estimated useful life of three years using the straight-line method and was fully amortized by December 31, 2003.

Interest Expense:

     The following table sets forth, for the periods indicated, a year-over-year comparison of our components of interest expense:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Interest expense incurred on capital lease obligations	$0.4	$0.9	$(0.4)	(53%)	$0.7	$0.2	31%
Interest expense incurred on notes payable	0.5	0.1	0.4	NM	—	—	—
Amortization of deferred commitment fees	0.2	0.2	(0.1)	(27%)	—	—	—
Capitalized interest	—	(0.3)	(0.3)	NM	—	—	—

Total Interest Expense	$1.1	$0.9	$0.2	21%	$0.7	$0.2	31%

     Interest expense is incurred under capital lease obligations and notes payable. Our capital lease obligations include interest at various amounts depending on the lease arrangement. The balance of our total capital lease obligations decreased from 2002 to 2003 and, therefore, the related interest expense was also lower. Conversely, interest under the terms of our notes payable are primarily at stated interest rates of 7.75% and the amount of borrowing under notes payable has increased in the same time period. Because interest rates under the terms of our notes payable are somewhat lower than those under capital leases, total interest expense incurred has decreased. Deferred financing fees relate to the up-front payment of fees that were incurred to secure our notes payable and our revolving line of credit facility with Silicon Valley Bank and are being amortized over the term of the note or in the case of the line of credit, the life of the facility which expires April 2006. In 2002, interest expense was reduced by the amount of interest that was capitalized relating to the capitalization of software development costs.

Other Income, net:

     The following table sets forth, for the periods indicated, a year-over-year comparison of our components of other income, net:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Foreign currency translation/transaction gain	$0.5	$0.4	$0.2	42%	$—	$—	—
Foreign currency forward contract loss	—	(0.3)	0.3	100%	—	(0.3)	—
Proceeds from insurance recovery of a theft claim	0.7	—	0.7	—	—	—	—
Investment income	0.1	0.3	(0.3)	(68%)	1.9	(1.6)	(83%)
Gain on forgiveness of loan and miscellaneous other income, net	0.2	—	0.2	—	0.1	(0.1)	100%

Total other income, net	$1.5	$0.4	$1.1	NM	$2.0	$(1.6)	(82%)

Revenues billed in foreign currency	$3.6	$8.8	$(5.2)	(59%)	$0.1	$8.7	—
Average interest rate earned on investments	1%	1%			4%
Average cash balance	$19.8	$30.9	$(11.1)	(36%)	$54.5	$(23.6)	(43%)

     Other income consists of investment income earned on cash equivalents, foreign currency translation/transaction gain or loss, and other income related to recording our derivative investment activities. Investment income is a function of our cash balances available for short-term investment as well as interest rates. We record the effect of foreign currency translation on our receivables that are stated in foreign currency. Additionally, in 2003 we recorded a gain resulting from insurance proceeds of $0.7 million related to the recovery from a theft claim.

Income Taxes:

     Because we have incurred net losses since 1999, no provision for federal or state income taxes has been made for the years ended December 31, 2003, 2002 and 2001.

Net Loss:

     The following table sets forth, for the period indicated, a year-over-year comparison of our net loss:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Net loss	$(13.5)	$(17.8)	$4.4	24%	$(89.5)	$71.6	80%

     Net loss has declined primarily due to the significant increases in gross profit from growing revenue and our measures taken to control operating expenses.

Liquidity and Capital Resources

     The following table sets forth, for the periods indicated, a year-over-year comparison of key components of our liquidity and capital resources:

			2003 vs. 2002			2002 vs. 2001
($ in millions)	2003	2002	$	%	2001	$	%
Net cash provided by (used in):
Operating activities	$(4.1)	$(10.9)	$6.8	63%	$(11.7)	$0.9	7%
Investing activities	(9.4)	(6.7)	(2.8)	(42%)	(13.1)	6.4	49%
Financing activities	4.9	2.0	2.9	144%	1.6	0.4	25%
Purchases of property and equipment	(6.0)	(4.9)	(1.0)	(21%)	(6.1)	1.2	19%
Capitalized software development costs	(1.9)	(4.8)	2.9	61%	(3.6)	(1.2)	(33%)
Payments under lease obligations	(3.1)	(3.7)	0.6	16%	(2.6)	(1.1)	(40%)
Payments of long-term debt	(2.4)	(0.2)	(2.2)	NM	—	(0.2)	—
Proceeds from long-term debt	9.3	5.3	4.0	76%	0.3	5.0	NM
Cash and cash equivalents	18.8	27.4	(8.6)	(31%)	42.9	(15.5)	(36%)
Changes in:
Accounts receivable	2.3	(8.7)	11.0		0.1	(8.8)
Unbilled receivables, net	(1.5)	(2.0)	0.5		1.4	(3.4)
Other current assets	(0.7)	—	(0.7)		—	—
Accounts payable and accrued expenses	(7.5)	3.9	(11.3)		2.0	1.7
Deferred revenue	(1.2)	0.6	(1.7)		0.1	0.4

Days revenues outstanding in accounts receivable including unbilled receivables	107	99			99

     We have funded our operations and capital expenditures primarily using revenue from our operations as well as the net proceeds from our initial public offering in August 2000, which generated cash of approximately $83.2 million, leasing, long-term debt, and the private placement of our securities in connection with our recent acquisition (as described below).

     We currently believe that we have sufficient capital resources and with cash generated from operations as well as cash on hand will meet our anticipated cash operating expenses, working capital, and capital expenditure and debt service needs for the next twelve months. We have borrowing capacity available to us in the form of capital leases as well as a line of credit arrangement with our bank. We may also consider raising capital in the public markets as a means to meet our capital needs and to invest in our business. Although we may need to return to the capital markets, establish new credit facilities or raise capital in private transactions in order to meet our capital requirements, we can offer no assurances that we will be able to access these potential sources of funds on terms acceptable to us or at all

     Operating cash flows improved in 2003 primarily as a result of improvements in gross profit and reduction of operating expenses. The improvement was partially offset by a reduction in accounts payable and accrued expenses which were $7.5 million lower in 2003 than in 2002 primarily related to the required timing of payments to vendors and the status of certain long-term projects that remain open at the end of the period.

     Net cash used in investing activities increased in 2003 from 2002 while 2002 was lower than in 2001. In 2003, the total cash used for the purchase of property and equipment and development of our software products was $7.8 million while they were $9.7 million in both 2002 and 2001. The decline in 2003 is primarily due to completion of certain software development projects that were under development in prior years. Property and equipment purchases include equipment and software costs required for our network operations center, our software development efforts, and our corporate administrative support. Additionally, in 2003, such costs included the purchase of a seven-acre teleport facility in Virginia.

     Net cash provided by financing activities increased in 2003 from previous year levels as we secured financing to fund our capital expenditure needs while meeting our commitment to repay lease and long-term debt obligations.

     In July 2003, we amended our agreement with Silicon Valley Bank for a $15.0 million line of credit. We can borrow an amount equal to up to 80% of receivables less than 90 days old. The line of credit is secured by accounts receivable and bears interest at prime plus 1.25% for equipment loans and an interest rate of prime plus 1.0% for all other loans, with a minimum prime rate of 4.25% (borrowing rates of 5.5% and 5.25%, respectively, at December 31, 2003). As part of this agreement, we can borrow up to $2.5 million under the terms of an equipment loan secured by purchased equipment for a term of up to three years. The equipment loan was drawn at December 31, 2003. The line of credit will expire in April 2006. As of December 31, 2003, we had $6.5 million available and unused under the revolving line of credit and as of February 14, 2004, there were no other borrowings outstanding under the line of credit.

     On January 13, 2004, we consummated the purchase, with an effective date of January 1, 2004, of the Enterprise Mobility Solutions Division of Aether Systems, Inc. Consideration for the acquisition was valued at approximately $20 million, consisting of $18 million in cash, $1 million in the form of a note payable and 204,020 newly issued shares of Class A Common Stock. Concurrent with the acquisition, we closed on $21 million of financing with two accredited institutional investors, which included a subordinated convertible debenture with stated principal of $15 million, bearing interest at a stated rate of 3% per annum and due in lump sum on January 13, 2009 in cash or shares of our Class A Common Stock, approximately 1.4 million newly issued shares of our Class A Common Stock and warrants to purchase 341,072 shares of our Class A Common Stock at a strike price of $6.50 per share, expiring in January 2007. The majority of the proceeds from this financing transaction was used to fund the purchase of the acquired assets.

Off-Balance Sheet Arrangements

     We are not a party to any off-balance sheet arrangements.

Commitments

     As of December 31, 2003, our most significant commitments consisted of long-term debt, obligations under capital leases and non-cancelable operating leases. We lease certain furniture and computer equipment under capital leases. We lease office space and equipment under non-cancelable operating leases. As of December 31, 2003 our commitments consisted of the following:

($ in millions)	2004	2005-2006	2007-2008	Beyond	Total
Notes payable	$5.7	$6.3	$—	$—	$12.0
Capital lease obligations	2.2	0.4	—	—	2.6
Operating leases	2.8	3.5	2.8	2.4	11.5

	$10.7	$10.2	$2.8	$2.4	$26.1

Related Party Transactions

     During 2001 and 2000, we made loans to six senior executives totaling $4.9 million, all of which were fully repaid with interest by December 31, 2003.

     In February 2003, we entered into a lease with Annapolis Partners LLC to explore the opportunity of relocating our Annapolis offices to a planned new real estate development. Our President and Chief Executive Officer owns a controlling voting and economic interest in Annapolis Partners LLC and he also serves as a member. The financial and many other terms of the lease have not yet been established. The lease is subject to several contingencies and rights of termination. For example, the lease can be terminated at the sole discretion of our Board of Directors if the terms and conditions of the development are unacceptable to us, including without limitation the circumstances that market conditions make the lease not favorable to us or the overall cost is not in the best interest to us or our shareholders, or any legal or regulatory restrictions apply. Our Board of Directors will evaluate this opportunity along with alternatives that are or may become available in the relevant time periods and there is no assurance that we will enter into a definitive lease at this new development site.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
TeleCommunication Systems, Inc.

     We have audited the accompanying consolidated balance sheets of TeleCommunication Systems, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleCommunication Systems, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Baltimore, Maryland
January 30, 2004

except for Note 19, as to which the date is November 30, 2004

TeleCommunication Systems, Inc.

Consolidated Balance Sheets
(amounts in thousands, except share data)

	December 31,	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$18,785	$27,402
Accounts receivable	20,601	22,911
Unbilled receivables, less allowance of $393 in 2003 and $360 in 2002	8,469	6,987
Other current assets	2,366	1,675

Total current assets	50,221	58,975
Property and equipment, net of accumulated depreciation and amortization of $20,925 in 2003 and $14,125 in 2002	11,449	11,814
Software development costs, net of accumulated amortization of $754 in 2003 and $1,347 in 2002	518	7,688
Other assets	3,092	1,987

Total assets	$65,280	$80,464

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,817	$16,274
Accrued payroll and related liabilities	3,331	3,395
Deferred revenue	1,683	2,846
Current portion of notes payable	5,698	1,767
Current portion of capital lease obligations	2,154	3,003

Total current liabilities	21,683	27,285
Capital lease obligations and notes payable, less current portion	6,746	5,543
Stockholders’ equity:
Class A Common Stock; $0.01 par value:
Authorized shares — 225,000,000; issued and outstanding shares of 22,062,974 in 2003 and 19,632,123 in 2002	221	196
Class B Common Stock; $0.01 par value:
Authorized shares — 75,000,000; issued and outstanding shares of 9,363,688 in 2003 and 9,890,960 in 2002	94	99
Deferred compensation	(1,399)	—
Additional paid-in capital	169,256	165,176
Accumulated deficit	(131,321)	(117,835)

Total stockholders’ equity	36,851	47,636

Total liabilities and stockholders’ equity	$65,280	$80,464

See accompanying Notes to Consolidated Financial Statements.

TeleCommunication Systems, Inc.

Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Year ended December 31,
	2003	2002	2001
Revenue
Network software:
Network software licenses	$9,164	$16,552	$9,059
Network software services	5,513	10,576	11,424

Network software total	14,677	27,128	20,483
Service bureau	34,081	23,881	16,775
Network solutions	43,307	41,036	32,294

Total revenue	92,065	92,045	69,552
Direct costs of revenue
Direct cost of network software, including amortization of software development costs of $8,874, $4,279, and $3,891, respectively	15,332	17,391	13,398
Direct cost of service bureau including amortization of software development costs of $161, $552, and $1,055, respectively	16,392	14,020	7,344
Direct cost of network solutions	28,492	30,371	24,280

Total direct costs of revenue	60,216	61,782	45,022
Network software gross profit/(loss)	(655)	9,737	7,085
Service bureau gross profit	17,689	9,861	9,451
Network solutions gross profit	14,815	10,665	8,014

Total gross profit	31,849	30,263	24,530
Operating costs and expenses
Research and development	16,932	17,047	18,083
Sales and marketing	8,917	10,029	13,826
General and administrative	11,251	12,235	14,325
Non-cash stock compensation expense (see detail below)	1,501	1,554	2,587
Depreciation and amortization of property and equipment	6,612	6,156	4,550
Amortization of goodwill and other intangible assets	531	553	9,226
Write-off of acquired in-process research and development	—	—	9,700
Impairment of goodwill and other intangible assets	—	—	43,000

Total operating costs and expenses	105,960	109,356	160,319

Loss from operations	(13,895)	(17,311)	(90,767)
Interest expense	(1,088)	(897)	(684)
Interest and other income, net	1,497	370	1,968

Net loss	$(13,486)	$(17,838)	$(89,483)

Loss per share — basic and diluted	$(0.45)	$(0.61)	$(3.16)

Weighted average shares outstanding — basic and diluted	29,796	29,149	28,297

Composition of non-cash stock compensation expense:
Direct costs of revenue	$93	$142	$237
Research and development expense	245	378	629
Sales and marketing expense	171	263	438
General and administrative expense	992	771	1,283

Total non-cash stock compensation expense	$1,501	$1,554	$2,587

See accompanying Notes to Consolidated Financial Statements.

TeleCommunication Systems, Inc.

Consolidated Statements of Stockholders’ Equity
(amounts in thousands, except share data)

	Class A	Class B		Additional
	Common	Common	Deferred	Paid-in	Accumulated
	Stock	Stock	Compensation	Capital	Deficit	Total
Balance at January 1, 2001	$137	$108	$—	$94,418	$(10,514)	$84,149
Options exercised for the purchase of 510,494 shares of Class A Common Stock	5	—	—	387	—	392
Issuance of 102,699 shares of Class A Common Stock under Employee Stock Purchase Plan	1	—		274		275
Issuance of 3,597,520 shares of Class A Common Stock for the acquisition of Xypoint	36	—	—	56,625	—	56,661
Issuance of stock options to purchase 656,990 shares of Class A Common Stock for the acquisition of Xypoint	—	—	—	7,860	—	7,860
Issuance of 53,264 shares of Class A Common Stock for an acquired company	1	—	—	409	—	410
Issuance of stock options to purchase 5,554 shares of Class A Common Stock for an acquired company	—	—	—	10	—	10
Stock compensation expense for issuance of Class A Common Stock options at below fair market value	—	—	—	2,587	—	2,587
Conversion of Class B Common Stock into Class A Common Stock — 194,083 shares	2	(2)	—	—	—	—
Net loss for 2001	—	—	—	—	(89,483)	(89,483)

Balance at December 31, 2001	182	106	—	162,570	(99,997)	62,861
Options exercised for the purchase of 415,713 shares of Class A Common Stock	4	—	—	372	—	376
Issuance of 116,141 shares of Class A Common Stock under Employee Stock Purchase Plan	1		—	216	—	217
Stock compensation expense for issuance of Class A Common Stock options at below fair market value	—	—	—	1,554	—	1,554
Issuance of 232,210 shares of Class A Common Stock for the acquisition of Otelnet	2	—	—	259	—	261
Issuance of stock options to purchase 125,000 shares of Class A Common Stock for non-employee services	—	—	—	205	—	205
Conversion of Class B Common Stock into Class A Common Stock — 702,628 shares	7	(7)	—	—	—	—
Net loss for 2002	—	—	—	—	(17,838)	(17,838)

Balance at December 31, 2002	196	99	—	165,176	(117,835)	47,636
Options exercised for the purchase of 735,151 shares of Class A Common Stock	7	—	—	919	—	926
Issuance of 91,243 shares of Class A Common Stock under Employee Stock Purchase Plan	1	—	—	142	—	143
Issuance of 1,077,250 shares of restricted Class A Common Stock to directors and key executives	11	—	(1,890)	1,879	—	—
Amortization of deferred compensation expense	—	—	491	—	—	491
Conversion of 527,272 shares of Class B Common Stock to Class A Common Stock	5	(5)	—	—	—	—
Stock compensation expense for issuance of Class A Common Stock options at below fair market value	—	—	—	1,010	—	1,010
Stock compensation expense for options issued to non-employees for service	—	—	—	131	—	131
Net loss for 2003	—	—	—	—	(13,486)	(13,486)

Balance at December 31, 2003	$221	$94	$(1,399)	$169,256	$(131,321)	$36,851

See accompanying Notes to Consolidated Financial Statements.

TeleCommunication Systems, Inc.

Consolidated Statements of Cash Flows
(amounts in thousands)

	Year ended December 31,
	2003	2002	2001
Operating activities:
Net loss	$(13,486)	$(17,838)	$(89,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	6,612	6,156	4,550
Amortization of software development costs	9,035	4,831	4,946
Non-cash compensation expense for employees	1,501	1,759	2,587
Amortization of goodwill and other intangible assets	531	553	9,226
Write-off of acquired in-process research and development	—	—	9,700
Impairment of goodwill and other intangible assets	—	—	43,000
Other non-cash expenses included in net loss	403	—	—
State of Maryland loan forgiveness	(100)	(100)	—
Changes in operating assets and liabilities:
Accounts receivable	2,310	(8,658)	95
Unbilled receivables, net	(1,482)	(1,990)	1,434
Other current assets	(705)	31	41
Accounts payable and accrued expenses	(7,457)	3,878	3,092
Accrued payroll and related liabilities	(64)	(65)	(1,052)
Deferred revenue	(1,163)	564	134

Net cash used in operating activities	(4,065)	(10,879)	(11,730)
Investing activities:
Purchases of property and equipment	(5,951)	(4,907)	(6,082)
Capitalized software development costs	(1,865)	(4,801)	(3,613)
Change in restricted cash	—	—	1,431
Acquisitions, net of cash acquired	—	(303)	(3,029)
Funding of notes receivable from employees	—	—	(3,411)
Payments on notes receivable from employees	14	3,507	1,336
Change in other assets	(1,635)	(146)	304

Net cash used in investing activities	(9,437)	(6,650)	(13,064)
Financing activities:
Payments on capital lease obligations	(3,058)	(3,656)	(2,603)
Payment on note payable to related party	—	—	(1,426)
Payments on long-term debt	(2,392)	(200)	—
Proceeds from long-term debt	9,266	5,266	300
Proceeds from sale-leaseback of equipment	—	—	4,667
Proceeds from exercise of employee stock options and sale of stock	1,069	593	667

Net cash provided by financing activities	4,885	2,003	1,605

Net decrease in cash	(8,617)	(15,526)	(23,189)
Cash and cash equivalents at the beginning of the year	27,402	42,928	66,117

Cash and cash equivalents at the end of the year	$18,785	$27,402	$42,928

See accompanying Notes to Consolidated Financial Statements.

TeleCommunication Systems, Inc.

Notes to Consolidated Financial Statements
(amounts in thousands, except share data)

1. Significant Accounting Policies

Description of Business

     We operate three interrelated business units providing location and text messaging software to wireless carriers, enhanced 9-1-1 public safety services for wireless carriers, and highly reliable and secure network integration services and communications systems for government customers.

     Our Network Software products enable wireless carriers to deliver short text messages, location information, Internet content, alerts and privacy information and other enhanced communication services to and from wireless phones. We earn network software revenue through the sale of licenses, deployment and customization fees and maintenance fees. Pricing is generally based on the volume of capacity bought from us by the carrier.

     Our Service Bureau offerings include our E9-1-1 application, hosted Position Determining Entity (PDE) software and Message Distribution Center applications. We deliver our E9-1-1 and hosted messaging services via our carrier grade network operations centers, using a service bureau business model. As a service bureau we allow customers to acquire use of our software functionality through network connections to and from our facilities and to pay us monthly based on service coverage volume, generally measured by number of subscribers, cell cites, or call center circuits, or by message volume.

     Our Network Solutions segment designs, produces, installs and operates wireless and data network communication systems, including our SwiftLink® compact deployable products, and high speed, satellite, Internet protocol solutions principally for government customer enterprise networks. We have been performing contract task orders for federal defense customers for more than 15 years.

     As set forth in Note 22, Subsequent Events, the Company acquired the Enterprise Mobility Solutions division of Aether Systems, Inc. on January 13, 2004, with an effective date of January 1, 2004.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

     Principles of Consolidation. The accompanying financial statements include the accounts of our wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     Reclassifications. We have reclassified certain prior-year amounts for comparative purposes. These reclassifications did not affect our results of operations for the years presented.

     Cash and Cash Equivalents. Cash and cash equivalents include cash and highly liquid investments with a maturity of three months or less when purchased. Cash equivalents are reported at fair value, which approximates cost.

     Allowances for Doubtful Accounts Receivable. We use estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled receivables to their expected net realizable value. We estimate the amount of the required allowance by reviewing the status of significant past-due receivables and by establishing general provisions for estimated losses by analyzing current and historical bad debt trends. Actual collection experience has not varied significantly from our estimates, due primarily to credit and collection policies and the financial strength of our customers. Receivables that are ultimately deemed uncollectible are charged-off as a reduction of receivables and the allowance for doubtful accounts.

     Property and Equipment. Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of equipment, generally five years for furniture and fixtures and three years for computer equipment, software and vehicles. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the useful life of the asset or the remaining term of the lease. Assets held under capital leases are stated at the lesser of the present value of future minimum lease payments or the fair value of the property at the inception of the lease. The assets recorded under capital leases are amortized over the lesser of the lease term or the estimated useful life of the assets in a manner consistent with our depreciation policy for owned assets.

     Software Development Costs. Costs of developing software products incurred prior to confirming technological feasibility are accounted for as research and development expense and expensed as incurred. These costs are incurred to enhance existing packaged software products as well as to create new software products, and primarily include personnel costs and costs associated with using third party laboratory and testing resources.

     Costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. For new products, technological feasibility is established when an operative version of the computer software product is completed in the same software language as the product to be ultimately marketed, performs all the major functions planned for the product, and has successfully completed initial customer testing. Technological feasibility for enhancements to an existing product is established when a detail program design is completed. Costs that are capitalized include direct labor, related overhead and other direct costs. These capitalized costs are subject to an ongoing assessment of recoverability based upon anticipated future revenue and changes in hardware and software technologies. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately as additional amortization.

     Amortization of software development costs begins when the product is available for general release. Amortization is computed on a product-by-product basis using the straight-line method over the product’s estimated useful life, which is not to exceed three years. Amortization is also computed using the ratio that current revenue for the product bears to the total of current and anticipated future revenue for that product. If this revenue curve method results in amortization greater than the amount computed using the straight-line method, amortization is recorded at that greater amount.

     As of June 30, 2003, it was determined that the expected margins from selling developed versions of certain software products over their remaining useful lives was less than their remaining book value plus costs to complete. Therefore, we recorded additional amortization of $7,000 for the quarter ended June 30, 2003. This change in estimate gave consideration to the low level of license revenues earned during the second quarter of 2003 from these products and revised estimates of future revenues net of costs to complete.

     The amortization of software development costs has been recorded as a component of the direct cost of network software revenue and the direct cost of service bureau revenue in the accompanying Consolidated Statement of Operations.

     Revenue Recognition. Revenue is generated from our two segments as described below and as discussed more fully in Note 19.

     Network Software Revenue. We license packaged network software principally for use in the wireless telecommunications industry. These licenses typically contain multiple elements. In addition to the product license, elements may include installation, integration services, hardware and maintenance. The total arrangement fee is allocated among each element based on vendor-specific objective evidence of the relative fair value of each of the elements. Fair value is generally determined based on the price charged when the element is sold separately. In the absence of evidence of fair value of a delivered element, revenue is allocated first to the undelivered elements based on fair value and the residual revenue to the delivered elements. The software licenses are generally perpetual licenses for a specified number of users that allow for the purchase of annual maintenance at a specified rate. All fees are recognized as revenue when four criteria are met. These four criteria are (i) evidence of an arrangement (ii) delivery of the software has occurred, (iii) the fee is fixed or determinable and (iv) the fee is probable of collection. Software license fees billed and not recognized as revenue are included in deferred revenue.

     Software licenses include a 90-day warranty for defects. We have not incurred significant warranty costs on any software product to date, and no costs are currently accrued upon recording the related revenue.

     Our network software services revenue is derived primarily from maintenance fees for packaged software products, and fees from development, implementation and maintenance of custom applications.

     Software maintenance fees include telephone support, bug fixes, and rights to software upgrades on a when-and-if-available basis. These fees are collected in advance and recognized ratably over the annual maintenance period. Unrecognized maintenance fees are included in deferred revenue.

     Fees from the development and implementation of custom applications are generally performed under time and materials and fixed fee contracts. Professional services that are provided under long-term fixed fee contracts to develop and implement customized applications are recognized using the percentage-of-completion method. These contracts generally allow for monthly billing or billing upon achieving certain specified milestones. Progress to completion is generally measured using costs incurred compared to estimated total costs. Any estimated losses under long-term contracts are recognized in their entirety at the date that they become evident.

     Our direct cost of network software consists primarily of compensation, benefits, purchased equipment, third-party software, amortization of software development costs and travel expenses incurred when providing our services.

     Service Bureau Revenue. Our service bureau offerings include our E9-1-1 application, hosted Position Determining Entity (PDE) software and Message Distribution Center applications. Revenue from our service bureau offerings consists of monthly recurring service fees and is recognized in the month earned. E9-1-1 and PDE service fees are primarily dependent on either the number of subscribers the carrier covers, Public Service Answering Points (PSAPs) served or cell sites that provide E9-1-1 services for the carrier. As the carrier’s number of subscribers, PSAPs, or cell sites increases, the monthly recurring service fees increase. Message Distribution Center revenue is priced based on the volume of messaging traffic handled each month.

     Our direct cost of service bureau consists primarily of compensation, benefits, maintenance fees related to purchased equipment, and third-party software, amortization of software development costs and travel expenses incurred when providing our services, as well as the cost of our network operations centers circuits for connectivity to carrier customers and local governments’ PSAPs.

     Network Solutions Revenue. Network solutions revenue is generated from the design, development and deployment of information processing and communication systems primarily for government enterprises. These services are provided under time and materials contracts, cost plus fee contracts, or fixed price contracts. Revenue is recognized under time and materials contracts and cost plus fee contracts as billable costs are incurred. Fixed-price product delivery contracts are accounted for using the percentage-of-completion method, measured either by total costs incurred as a percentage of total estimated costs at the completion of the contract, or direct labor hours incurred compared to estimated total direct labor hours for projects for which third-party hardware represents a significant portion of the total estimated costs. Fixed-price service contracts are accounted for using the proportional performance method. These contracts generally allow for monthly billing or billing upon achieving certain specified milestones. Any estimated losses on contracts are recognized in their entirety at the date that they become evident.

     Our direct cost of network solutions consists of compensation, benefits, travel and the costs of third party consultants as well as purchased equipment components. Federal government contract costs, including allocated indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency. Contract revenue under these contracts is recorded at estimated net realizable amounts. Adjustments to recorded revenue upon the completion of audits have been insignificant.

     Advertising Costs. Advertising is expensed as incurred. Advertising expense totaled $98, $68 and $379 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Capitalized Interest. Total interest incurred was $1,088, $1,164, and $684 for the years ended December 31, 2003, 2002, and 2001, respectively. Approximately $267 of total interest incurred was capitalized as a component of software development costs during the year ended December 31, 2002. No interest was capitalized during the years ended December 31, 2003 or 2001.

     Impairment of Long-Lived Assets. Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. If an impairment indicator is present, we evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows that we expect to generate from these assets. If the assets are impaired, we recognize an impairment charge equal to the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk. Assets to be disposed of are reported at the lower of carrying values or fair values, less estimated costs of disposal.

     Stock-Based Compensation and Deferred Compensation. We have two stock-based employee compensation plans, which are described more fully in Note 14. We record compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and related interpretations. Under APB No. 25, compensation expense is recorded over the vesting period to the extent that the fair value of the underlying stock on the date of grant exceeds the exercise or acquisition price of the stock or stock-based award. The related compensation constitutes portions of our direct cost of revenue, research and development expense, sales and marketing expense, and general and administrative expense as detailed in the table presented with our Consolidated Statement of Operations.

     Additionally, we issue restricted stock to directors and certain key executives as deferred compensation. The restrictions expired at the end of one year for directors and expire in annual increments over three years for executives and are based on continued employment. The fair value of the restricted stock on the date of issuance is recognized as deferred compensation and amortized to non-cash stock compensation expense using the straight-line method during the period over which the restrictions expire.

     The following table illustrates the effect on net loss attributable to common stockholders and loss per common share if we had applied the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (Statement No. 123), to stock-based employee compensation.

	For the years ended
	December 31,
	2003	2002	2001
Net loss attributable to common stockholders, as reported	$(13,486)	$(17,838)	$(89,483)
Add: Stock-based employee compensation expense included in reported net loss	1,501	1,554	2,587
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(5,102)	(6,794)	(6,377)

Pro forma net loss per share attributable to common stockholders	$(17,087)	$(23,078)	$(93,273)

Loss per share-basic and diluted:
As reported	$(0.45)	$(0.61)	$(3.16)

Pro forma	$(0.57)	$(0.79)	$(3.30)

     In making the pro forma estimates of stock compensation expense, we were required by generally accepted accounting principles to use an option-pricing model, and we selected the Black-Scholes model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including our expected stock price volatility. Because our stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect our fair value estimate, in our opinion, this model does not provide a reliable single measure of the fair value of our stock-based awards. In calculating the fair value of our stock options using Black-Scholes, we assumed that the expected life was 5 years for options granted to employees and 3 years for options granted to non-employees, that the risk free interest rate was 3% for 2003 and 2002, respectively, and 5.5% for 2001 and that there was no dividend yield. We also assumed that the expected volatility of our stock was 124% for options granted in 2003, 139% for options granted in 2002, and 164% for options granted in 2001.

     We occasionally grant options or warrants to acquire our Class A Common Stock to consultants or advisors. We record compensation expense in an amount equal to the fair value of the services we receive from the outside consultant or advisor if the fair value of the services received is more reliably determinable than the fair value of the options granted, determined using an option-pricing model. We measure the fair value of the equity instruments issued to a non-employee on the earlier of the performance commitment date or the date the services required under the arrangement have been completed. Estimated amounts of expense are recognized as the advisor performs under the arrangement. Those estimates are adjusted on the final measurement date.

     Hedging and Derivative Activities. During 2002, we entered into a foreign currency forward contract to protect against the potential reduction in value of foreign currency cash flows from a long-term contract denominated in a foreign currency. These derivative instruments classified as cash flow hedges expired in 2003.

     We recognize all of our derivative instruments as either assets or liabilities at their fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of the hedging relationship. For our cash flow hedge related to our long-term contract denominated in a foreign currency, the effective portion of the gain or loss on the derivative instrument was reported as a component of other comprehensive income and reclassified into revenue in the same period or periods during which the hedged transaction affected earnings. The remaining gain or loss in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, was recognized in other income or expense in current earnings in the period of change.

     Recent Accounting Pronouncements. In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities. The FASB in 2003 also issued various interpretive releases related to the adoption of Interpretation No. 46. The objective of Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities. It requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. We currently do not have any interests in variable interest entities and, therefore, the adoption of Interpretation No. 46 during 2003 did not have an impact on our financial position or results of operations.

     The Emerging Issues Task Force of the FASB has issued EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, which addresses arrangements which may involve the delivery or performance of multiple products, services, and/or rights to use assets, and for which performance may occur at different points in time or over different periods of time. EITF Issue No. 00-21 also addresses whether the different revenue generating activities, or deliverables, are sufficiently separable, and whether there exists sufficient evidence of their fair values to separately account for some or all of the deliverables. The guidance applies to all contractual arrangements requiring performance of multiple revenue-generating activities not within the scope of higher-level authoritative literature. EITF Issue No. 00-21 is effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. We adopted this guidance prospectively for all revenue arrangements entered into after January 1, 2003, and upon adoption, there was no effect on reported operating results.

     Income Taxes. Income tax amounts and balances are accounted for using the liability method of accounting for income taxes and deferred income tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2. Loss Per Common Share

	Year ended December 31,
	2003	2002	2001
	(share data in thousands)
Numerator:
Net loss attributable to common stockholders	$(13,486)	$(17,838)	$(89,483)

Denominator:
Denominator for basic and diluted loss per common share — weighted-average shares	29,796	29,149	28,297

Loss per common share — basic and diluted	$(0.45)	$(0.61)	$(3.16)

     Basic loss per common share is based upon the average number of shares of common stock outstanding during the period. Because we incurred a net loss in 2003, 2002 and 2001, potentially dilutive securities were excluded from the computation because the result would be anti-dilutive. These potentially dilutive securities consist of stock options and restricted stock, as summarized in Note 14. The number of anti-dilutive securities excluded from the computation is as follows:

	Year ended December 31,
	2003	2002	2001
	(share data in thousands)
Anti-dilutive securities:
Stock options	5,411	6,017	5,175
Restricted stock	1,037	—	—

Total anti-dilutive securities	6,448	6,017	5,175

3. Supplemental Disclosure of Cash Flow Information

     Property and equipment acquired under capital leases totaled $568, $174, and $7,593 during the years ended December 31, 2003, 2002, and 2001, respectively.

     Interest paid totaled $918, $1,164, and $767 during the years ended December 31, 2003, 2002, and 2001, respectively.

4. Unbilled Receivables

     Unbilled receivables consisted of the following at December 31:

	2003	2002
Amounts billable at specified milestones, less allowance for doubtful accounts	$8,174	$6,507
Contract retentions	100	138
Rate variances and costs and estimated earnings in advance of billings	195	342

	$8,469	$6,987

     Substantially all unbilled receivables are expected to be collected within twelve months.

5. Property and Equipment

     Property and equipment consisted of the following at December 31:

	2003	2002
Computer equipment	$19,325	$17,597
Computer software	7,693	4,061
Furniture and fixtures	2,447	2,467
Leasehold improvements	1,802	1,675
Land	1,000	—
Vehicles	107	139

	32,374	25,939
Less: accumulated depreciation and amortization	(20,925)	(14,125)

	$11,449	$11,814

6. Line of Credit

     We maintain a $15,000 line of credit with a bank that expires in April 2006. The credit agreement allows us to borrow up to 80% of outstanding receivables less than 90 days old, and amounts borrowed bear interest at the prime rate plus 1.0% or prime plus 1.25% for equipment loans under the line, with a floor prime rate of 4.25%. Under the term of the line of credit, we borrowed $2,500 as a term loan maturing in 36 months at a rate of 5.5%. At December 31, 2003, there were no other amounts outstanding under the line.

7. Long-Term Debt

     Long-term debt consists of the following at December 31:

	2003	2002
Note payable dated September 25, 2002, due March 31, 2004, and bearing interest at 7.75% per annum. The note requires monthly installments of principal and interest of $84 through February 28, 2004. The note is secured by the accounts receivable of one customer	$1,605	$2,432
Note payable dated December 20, 2002, due June 30, 2004, and bearing interest at 7.75% per annum. The note requires monthly installments of principal and interest of $84 through May 31, 2004. The note is secured by the accounts receivable of one customer	1,802	2,634
Note payable dated January 16, 2003, due February 16, 2008, and bearing interest at 6.0% per annum. The note requires monthly installments of principal and interest of $0.3 through January 16, 2008	15	—
Note payable dated June 16, 2003, due October 31, 2005, and bearing interest at 7.75% per annum. The note requires monthly installments of principal and interest of $106 through September 30, 2005. The note is secured by the accounts receivable of one customer	2,072	—
Note payable dated September 26, 2003, due April 30, 2005, and bearing interest at 7.75% per annum. The note requires monthly installments of principal and interest of $83 through February 28, 2005 and a final payment of $1,481 on March 31, 2005. The note is secured by the accounts receivable of one customer	2,446	—
Note payable dated December 1, 2003, due July 1, 2005, and bearing interest at 6.0% per annum. The note requires monthly installments of principal and interest of $87 through June 1, 2005. The note is secured by property and equipment	1,500	—
Note payable dated December 30, 2003, due January 2, 2007, and bearing interest at 5.5% per annum. The note requires monthly installments of principal and interest of $76 through December 1, 2006. The note is secured by property and equipment	2,500	—
State of Maryland loan-to-grant dated May 10, 2001, due January 1, 2004, and bearing interest at 5% per annum. The loan becomes a grant in $100 increments plus a pro rata share of the accrued interest, based on employment levels at annual milestones. At the time of the loan, $100 was immediately converted to a grant. In February 2002 and 2003, $100 of the principal and the pro rata share of the interest was forgiven. The remaining balance of $100 outstanding as of December 31, 2003 was forgiven on January 26, 2004. The loan is secured by a letter of credit in favor of the State of Maryland	100	200

Total	12,040	5,266
Less: current portion	(5,698)	(1,767)

	$6,342	$3,499

     Aggregate maturities of debt at December 31, 2003, are as follows:

2004	$5,698
2005	5,500
2006	837
2007	5

Total	$12,040

8. Capital Leases

     We lease certain furniture and equipment under capital leases. Property and equipment included the following amounts for capital leases at December 31:

	2003	2002
Computer equipment	$5,724	$9,814
Computer software	857	1,149
Furniture and fixtures	775	1,064
Leasehold improvements	102	243
Vehicles	—	71

	7,458	12,341
Less: accumulated amortization	(4,901)	(7,512)

	$2,557	$4,829

     Amortization of leased assets is included in depreciation and amortization expense.

     Future minimum payments under capital lease obligations consisted of the following at December 31, 2003:

2004	$2,303
2005	222
2006	164

Total minimum lease payments	2,689
Less: amounts representing interest	(132)

Present value of net minimum lease payments (including current portion of $2,154)	$2,557

9. Common Stock

     Our Class A common stockholders are entitled to one vote for each share of stock held for all matters submitted to a vote of stockholders. Our Class B stockholders are entitled to three votes for each share owned.

10. Fair Value of Financial Instruments

     The fair value of our cash and cash equivalents, long-term debt and derivative instruments approximates their respective carrying values as of December 31, 2003 and 2002.

     We used the following methods and assumptions to estimate the fair value of each class of financial instruments:

     Cash and cash equivalents: The carrying amounts approximate fair value because of the short maturity of these instruments.

     Long-term debt: The fair value of our long-term debt obligations was estimated by discounting the future cash flows at rates available to us for similar borrowings.

     Derivative instruments: The fair value of our foreign currency forward contracts was determined based on quoted market prices.

11. Income Taxes

     Significant components of the benefit for income taxes attributable to loss before income taxes for the years ended December 31 are as follows:

	2003	2002	2001
Current:
State and local	$—	$—	$—
Federal	—	—	—

Deferred:
State and local	—	—	—
Federal	—	—	—

Total	$—	$—	$—

     Significant components of our deferred tax assets and liabilities at December 31 consisted of:

	2003	2002
Deferred tax assets:
Reserves and accrued expenses	$765	$521
Deferred revenue	34	394
Depreciation	986	—
Charitable contributions	116	94
Net operating loss carry forward	32,018	30,483

Total deferred tax assets	33,919	31,492

Deferred tax liabilities:
Capitalized software development costs	(200)	(2,921)
Depreciation	—	(136)

Total deferred tax liabilities	(200)	(3,057)

Net deferred tax asset	33,719	28,435
Valuation allowance for net deferred tax asset	(33,719)	(28,435)

Net deferred tax asset	$—	$—

     At December 31, 2003, we had U.S. federal net operating loss carryforwards for income tax purposes of approximately $83,046, which includes $34,600 acquired upon the acquisition of Xypoint. The net operating loss carryforwards from Xypoint will begin to expire in 2016. The remaining net operating loss carryforwards will expire from 2019 through 2023. The amount available to be used in any given year may be limited by operation of certain provisions of the Internal Revenue Code. We have state net operating loss carryforwards available, the utilization of which may be similarly limited.

     The reconciliation of the reported income tax benefit to the amount that would result by applying the U.S. federal statutory rate of 34% to net loss for the year ended December 31 is as follows:

	2003	2002	2001
Income tax benefit at statutory rate	$(4,585)	$(6,065)	$(30,424)
State tax benefit	(556)	(631)	(956)
Change in State tax rate	(414)	—	—
Non-deductible items	430	703	22,316
Other	(159)	(109)	246
Change in valuation allowance	5,284	6,102	8,818

Total	$—	$—	$—

12. Acquisitions

     Xypoint Corporation. We completed the purchase of Xypoint Corporation (“Xypoint”) for aggregate consideration of $69,005 on January 19, 2001. Xypoint is a leading provider of E9-1-1 services to wireless carriers and focuses its business on wireless technology that identifies and makes use of information as to a wireless user’s location. The acquisition was accounted for under the purchase method of accounting. Our results of operations include the results of Xypoint commencing January 19, 2001.

     We issued 3,597,520 shares of Class A Common Stock, valued at $15.75 per share, the average market price per share of our Class A Common Stock in a range of two trading days before and after November 15, 2000, the announcement date of the acquisition. In addition, we issued 656,990 options and warrants to purchase shares of Class A Common Stock in exchange for all options and warrants to purchase shares of Xypoint common stock or convertible preferred stock. The fair value of the options and warrants was estimated using the Black-Scholes option-pricing model. In estimating this value, we assumed that the risk free interest rate was 5.80%, the dividend yield was 0%, the expected life of vested options and warrants was one to two years, and the expected volatility of our common stock was 60%.

     The value allocated to projects identified as in-process research and development of Xypoint’s product suite was charged to expense immediately following completion of the acquisition. This write-off was necessary because the acquired in-process research and development had not yet reached technological feasibility and had no future alternative uses, and the related products under development had uncertain commercial viability. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally related to the completion of all planning, designing, prototyping, verification and testing activities necessary to establish that the product could be produced to meet its design specifications, including functions, features and technical performance requirements.

     Goodwill was determined based on the residual difference between the amount of consideration paid and the values assigned to identifiable tangible and intangible net assets. See also Note 13 for a discussion of the 2001 impairment charge for acquired intangible assets.

     Open Telephone Network, Inc. On September 24, 2002, we acquired substantially all of the assets of Open Telephone Network, Inc. (Otelnet), a provider of real-time and on-demand alerting solutions of the wireless industry. Otelnet’s software platform integrates easily with existing carrier network elements and wireless portals, as well as our carrier software. Otelnet’s technology currently interoperates with our Wireless Internet Gateway™ and our Voyager™ platform.

13. Impairment of Goodwill and Other Intangibles

     During the quarter ended September 30, 2001, we performed an impairment assessment of the identifiable intangibles and goodwill principally recorded upon the acquisition of Xypoint. The assessment was performed as a result of the decision by management to discontinue the further development of certain products and unexpected competitive influences. Based on these factors, it was determined that our goodwill and other intangible assets may have become impaired by September 30, 2001. Accordingly, we performed an undiscounted cash flow analysis to determine whether an impairment existed. Because the estimated undiscounted cash flows for these segments was less than the carrying value of the net assets, we determined the fair value of the remaining net assets using a discounted cash flow analysis.

     As a result of the review, we determined that the carrying value of our goodwill and certain other intangible assets were not likely to be fully recoverable. Accordingly, at September 30, 2001, an impairment charge of $43,000 was recorded, which represented the difference between the carrying value and our estimate of the fair value of goodwill and other intangible assets. Approximately $39,139 of the impairment related to goodwill and the remaining $3,861 was for acquired technology assets.

14. Stock Compensation Plans

     Stock Options. We maintain a stock option plan that is administered by our Compensation Committee of our Board of Directors. The number of shares reserved for issuance under the plan is currently 15,904,110. Options granted under the plan vest over periods ranging from one to five years and expire 10 years from the date of grant.

     A summary of our stock option activity and related information consists of the following for the years ended December 31 (all share amounts in thousands):

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	6,838	$2.95	6,545	$3.36	3,233	$3.90
Granted	1,240	2.05	1,854	2.45	4,807	3.86
Exercised	(735)	1.26	(416)	0.89	(510)	0.77
Forfeited	(1,195)	2.83	(1,145)	5.23	(985)	8.54

Outstanding, end of year	6,148	$2.95	6,838	$2.95	6,545	$3.36

Exercisable, at end of year	2,736	$3.05	2,442	$2.64	1,554	$2.39

Estimated weighted-average grant- date fair value of options granted during the year	$1.72		$2.15		$3.61

Weighted-average remaining contractual life of options outstanding at end of year	7.7 years		7.6 years		7.7 years

     Exercise prices for options outstanding at December 31, 2003 ranged from $0.01 to $26.05 as follows (all share amounts in thousands):

					Weighted -
			Weighted-Average		Average
		Weighted-Average	Remaining		Exercise
		Exercise Prices of	Contractual Life of		Prices of
	Options	Options	Options	Options	Options
Exercise Prices	Outstanding	Outstanding	Outstanding (years)	Exercisable	Exercisable
$0.01 — $2.61	2,603	$1.65	8.0	944	$1.16
$2.61 — $5.21	2,862	$3.20	7.4	1,394	$3.16
$5.21 — $7.82	645	$6.51	7.1	360	$6.50
$7.82 — $10.42	7	$9.60	6.9	7	$9.60
$10.42 — $26.05	31	$14.61	6.6	31	$14.61

     Prior to our initial public offering in 2000, we granted incentive stock options to employees and directors to purchase 885,983 shares of Class A Common Stock. The options were granted at an exercise price less than the estimated market value of Class A Common Stock at the date of grant. Net loss includes $1,010, $1,554, and $2,587 of non-cash stock compensation expense related to these grants for the years ended December 31, 2003, 2002, 2001, respectively. We expect to record future stock compensation expense of $805 as a result of option grants that will be recognized over the remaining vesting period of two years.

     Restricted Stock Grants. In the second quarter of 2003, we issued 1,077,250 shares of restricted Class A Common Stock to directors and certain key executives. The restrictions expire at the end of one year for directors and in annual increments over three years for executives and are based on continued employment. Net loss for the year ended December 31, 2003, as reported, includes $491 of non-cash stock compensation expense related to such stock grants. We expect to record future stock compensation expense of $1,399 as a result of these restricted stock grants that will be recognized over the remaining vesting period for directors and executives.

     Employee Stock Purchase Plan. We have an employee stock purchase plan (the Plan) that gives all employees an opportunity to purchase shares of our Class A Common Stock. The Plan allows for the purchase of 684,932 shares of our Class A Common Stock at a discount of 15% of the fair market value. Option periods are generally three months in duration. As of December 31, 2003, 310,018 shares of Class A Common Stock have been issued under the Plan.

15. Operating Leases

     We lease certain office space and equipment under non-cancelable operating leases that expire on various dates through 2010. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 2003:

2004	$2,780
2005	2,032
2006	1,468
2007	1,456
2008	1,377
2009 and beyond	2,368

$11,481

     Rent expense was $3,004, $3,258, and $2,607 for the years ended December 31, 2003, 2002, and 2001, respectively.

16. Retirement Plan

     We maintain a defined contribution benefit plan that covers substantially all employees who have attained age twenty-one. Participants may contribute from 1% to 15% of their annual compensation to the plan. On a discretionary basis, we may match contributions made by participants. All employer contributions vest over a six-year period. During 2003, 2002, and 2001, we made matching contributions of $0, $670, and $978, respectively.

17. Derivative and Hedging Activities

     In January 2002, we entered into a contract to sell products and services, which was denominated in British Pounds Sterling. Under the terms of this contract, we were paid in British Pounds Sterling, which exposed us to foreign currency exchange risk. In April 2002, we entered into several foreign currency forward and option contracts primarily to manage our foreign currency exchange risk. All of the contracts expired during the first quarter of 2003.

     The asset associated with the foreign currency forward contracts that met the criteria for hedge accounting treatment was valued at less than $1 as of December 31, 2002.

     The remaining portion of the foreign currency option contracts did not meet the criteria for hedge accounting treatment. These foreign currency options were entered into for speculative purposes. Therefore, the expense related to the change in fair market value of these derivatives of $17 and $445 for the years ended December 31, 2003 and 2002, respectively, is included in other income. The liability of $394 associated with this derivative is included in accounts payable and accrued expenses as of December 31, 2002.

18. Concentrations of Credit Risk and Major Customers

     Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of accounts receivable and unbilled receivables. Those customers that comprised 10% or more of our revenues are summarized in the following table.

		% of Total Revenues
		For the year ended
		December 31,
Customer	Segment	2003	2002	2001
Federal Agencies	Network Solutions and Network Software	32%	40%	30%
Customer A	Network Software and Service Bureau	17%	15%	14%
Customer B	Network Software and Service Bureau	N/A	10%	N/A

	As of December 31, 2003		As of December 31, 2002
	Accounts	Unbilled	Accounts	Unbilled
Customer	Receivable	Receivables	Receivable	Receivables
Federal Agencies	19%	32%	27%	18%
Customer A	30%	6%	18%	11%
Customer B	6%	28%	12%	38%
Customer C	11%	12%	N/A	10%

19. Business and Geographic Segment Information

     Concurrent with the Enterprise Acquisition in January 2004, we realigned our business across three market segments: (i) our Wireless Carrier segment, which consists principally of our products and services marketed directly to wireless carriers consisting of monthly recurring E9-1-1 and hosted software application offerings as well as software license and service fees, (ii) our Government segment, which includes the design, development and deployment of information processing and communication systems and related services to government agencies, and (iii) our Enterprise segment, which offers subscriber-based services as well as software licenses and services to enterprise customers.

     Management evaluates performance based on gross profit. Gross profit is defined as revenue less direct cost of revenue, excluding non-cash stock compensation expense, which under GAAP, is considered in determining gross profit.

     For the years ended December 31, 2003 and 2002, respectively, our total revenues include approximately $3,559 and $8,746 of revenues generated from customers outside of the United States.

     We do not maintain information regarding segment assets. Accordingly, asset information by reportable segment is not presented. The accounting policies used by our reportable segments are the same as those described in Note 1.

     The following table sets forth 2003 results for our reportable segments as they will be evaluated following the Enterprise Acquisition in January 2004. We have restated prior period segment information for comparative purposes.

	Year ended December 31, 2003				Year ended December 31, 2002				Year ended December 31, 2001
	Wireless	Govern-	Enter		Wireless	Govern-	Enter-		Wireless	Govern-	Enter-
	Carrier	ment	prise	Total	Carrier	ment	prise	Total	Carrier	ment	prise	Total
Revenue:
Service bureau	$34,081	$—	$—	$34,081	$23,881	$—	$—	$23,881	$16,775	$—	$—	$16,775
Network software:
Network software licenses	9,164	—	—	9,164	16,552	—	—	16,552	9,059	—	—	9,059
Network software services	5,513	—	—	5,513	10,576	—	—	10,576	11,424	—	—	11,424

Network software total	14,677	—	—	14,677	27,128	—	—	27,128	20,483	—	—	20,483
Network solutions	—	43,307	—	43,307	—	41,036	—	41,036	—	32,294	—	32,294

Total revenue	$48,758	$43,307	$—	$92,065	$51,009	$41,036	$—	$92,045	$37,258	$32,294	$—	$69,552

Segment gross profit:
Service bureau	$17,689	$—	$—	$17,689	$9,861	$—	$—	$9,861	$9,431	$—	$—	$9,431
Network Software	(655)	—	—	(655)	9,737	—	—	9,737	7,085	—	—	7,085
Network solutions	—	14,815	—	14,815	—	10,665	—	10,665	—	8,014	—	8,014

Total segment gross profit	$17,034	$14,815	$—	$31,849	$19,598	$10,665	$—	$30,263	$16,516	$8,014	$—	$24,530

     A reconciliation of segment gross profit to net loss for the respective periods is as follows:

	Year ended December 31,
	2003	2002	2001
Total segment gross profit	$31,849	$30,263	$24,530
Research and development expense	(16,932)	(17,047)	(18,083)
Sales and marketing expense	(8,917)	(10,029)	(13,826)
General and administrative expense	(11,251)	(12,235)	(14,325)
Non-cash stock compensation expense	(1,501)	(1,554)	(2,587)
Depreciation and amortization of property and equipment	(6,612)	(6,156)	(4,550)
Amortization of goodwill and other intangibles	(531)	(553)	(9,226)
Acquired in-process research and development	—	—	(9,700)
Impairment of goodwill and other intangibles	—	—	(43,000)
Interest expense	(1,088)	(897)	(684)
Other income, net	1,497	370	1,968

Net Loss	$(13,486)	$(17,838)	$(89,483)

20. Quarterly Financial Information (unaudited)

     The following is a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002. The quarterly information has not been audited, but in our opinion, includes all adjustments necessary for a fair presentation.

	2003
	Three months ended
	March 31	June 30	September 30	December 31
Revenue	$19,292	$20,080	$28,247	$24,446
Direct cost of revenue	$12,081	$19,579	$16,548	$12,008
Net (loss) income	$(4,048)	$(11,392)	$506	$1,448
(Loss) Earnings per common share — basic	$(0.14)	$(0.38)	$0.02	$0.05
(Loss) Earnings per common share — diluted	$(0.14)	$(0.38)	$0.02	$0.04

	2002
	Three months ended
	March 31	June 30	September 30	December 31
Revenue	$16,850	$23,932	$23,245	$28,018
Direct cost of revenue	$11,589	$17,386	$14,311	$18,496
Net loss	$(7,306)	$(6,136)	$(2,559)	$(1,837)
Loss per common share — basic and diluted	$(0.25)	$(0.21)	$(0.09)	$(0.06)

21. Commitments and Contingencies

     In November 2001, a shareholder class action lawsuit was filed against us, certain of our current officers and a director, and several investment banks that were the underwriters of our initial public offering (the “Underwriters”): Highstein v. Telecommunication Systems, Inc., et al., United States District Court for the Southern District of New York, Civil Action No.01-CV-9500. The plaintiffs seek an unspecified amount of damages. The lawsuit purports to be a class action suit filed on behalf of purchasers of our common stock during the period August 8, 2000 through December 6, 2000. The plaintiffs allege that the Underwriters agreed to allocate common stock offered for sale in our initial public offering to certain purchasers in exchange for excessive and undisclosed commissions and agreements by those purchasers to make additional purchases of common stock in the aftermarket at pre-determined prices. The plaintiffs allege that all of the defendants violated Sections 11,12 and 15 of the Securities Act of 1933, as amended, and that the underwriters violated Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The claims against us of violation of Rule 10b-5 have been dismissed with the plaintiffs having the right to re-plead. We intend to vigorously defend the lawsuit. We believe that more than 300 other companies have been named in nearly identical lawsuits that have been filed by some of the same law firms that represent the plaintiffs in the lawsuit against us.

     Although we cannot currently predict the ultimate outcome of this matter, we do not expect the resolution will have a material effect on our consolidated results of operations, financial position or cash flows.

     22. Subsequent Events — Acquisition of Aether EMS and Related Financing.

     We acquired the Enterprise Mobility Solutions business unit of Aether Systems, Inc. on January 13, 2004, with an effective date of January 1, 2004. The Enterprise Mobility Solutions business unit provides wireless data and location-based solutions to approximately 1,200 large enterprise customers and 60,000 wireless data users, uniting messaging, synchronization and web technologies. These solutions include package and vehicle tracking, productivity tools, and the ability to capture digital signatures for proof of delivery to a growing installed base of logistics customers. The Enterprise Mobility Solutions business unit is a leading reseller of Blackberry devices and provides real-time financial market data to wireless device users under annual subscriber contracts.

     The purchase price for Aether EMS was $20,000, consisting of a cash payment of $18,000, a note payable on August 14, 2004 in the amount of $1,000 and 204,020 shares of our Class A Common Stock. In addition, we expect to incur approximately $2,500 of costs directly related to the acquisition, making the total cost of the acquisition approximately $22,500. Although we have not yet completed the analyses and asset valuations needed to allocate the purchase price to acquired assets and assumed liabilities, we expect to record goodwill and amortizable intangible assets in excess of $21,000 related to the acquisition.

     To provide the necessary cash to complete the acquisition, on January 13, 2004 we issued to third parties for total cash proceeds of $21,000 (i) convertible subordinated debentures with a face value of $15,000, bearing interest at a stated rate of 3% per annum and due in lump sum on January 13, 2009 in cash or shares of common stock (ii) warrants to purchase 341,072 shares of our Class A Common Stock at an exercise price of $6.50 per share expiring in January 2007, and (iii) 1,364,288 shares of our Class A Common Stock. We determined that the value of the common stock that we issued was $7,640 based on the quoted closing price of our common stock on the issue date of $5.60. The value of the warrants was estimated to be $1,395, determined using the Black-Scholes option-pricing model. The convertible subordinated debenture provides for a contractual conversion price of $5.38 per share, and was estimated to have an issuance date beneficial conversion value of $3,662, which was recorded as additional paid-in capital. The resulting carrying value of the debt at January 13, 2004 of $9,943 is net of $5,057 of original issue discount that will be amortized to interest expense over its five-year term. The investors were also granted registration rights for their shares of our Class A Common Stock issued and potentially issuable upon the conversion or exercise of debt and warrants. These registration rights provide that the shares be registered within 100 days of the closing date. The investor has the right to impose a penalty of approximately $14,000 per day for every day beyond the 100-day period.

EXHIBIT INDEX

Exhibits Number	Description

23.1	Consent of Ernst & Young LLP

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELECOMMUNICATION SYSTEMS, INC.

Date: December 8, 2004	By:		/s/ Thomas M. Brandt, Jr.

		Name:	Thomas M. Brandt, Jr.
		Title:	Senior Vice President and Chief Financial Officer